UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )

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Wisconsin Energy Corporation

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NOTICE OF 2007 ANNUAL MEETING AND PROXY STATEMENT

Wisconsin Energy Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 23, 2007

To the Stockholders of Wisconsin Energy Corporation:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders. An admission ticket will be required to enter the meeting. Your admission ticket, which also includes a map to the meeting, is attached to your proxy statement. Instructions on how to obtain an admission ticket if you received your proxy materials electronically are provided on page P-6 of the proxy statement. Regardless of whether you plan to attend, please take a moment to vote your proxy. The Meeting will be held as follows:

WHEN:	Thursday, May 3, 2007 10:00 a.m., Central time

WHERE:	The Pabst Theater 144 East Wells Street Milwaukee, Wisconsin 53202

ITEMS OF BUSINESS:

•        Election of ten directors for terms expiring in 2008.

•        Ratification of Deloitte & Touche LLP as independent auditors for 2007.

•        Consideration of any other matters that may properly come before the Meeting.

RECORD DATE:	February 23, 2007

VOTING BY PROXY:	Your vote is important. You may vote: • using the Internet; • by telephone; or • by returning the proxy card in the envelope provided.

By Order of the Board of Directors,

Anne K. Klisurich

Vice President and Corporate Secretary

PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 23, 2007, in connection with the solicitation of proxies by the Wisconsin Energy Corporation (“WEC” or the “Company”) Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders on Thursday, May 3, 2007 (the “Meeting”) at 10:00 a.m., Central time, at The Pabst Theater located at 144 East Wells Street, Milwaukee, Wisconsin 53202, and at all adjournments or postponements of the Meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

GENERAL INFORMATION – FREQUENTLY ASKED QUESTIONS

What am I voting on?	Proposal 1: Election of ten directors for terms expiring in 2008.

Proposal 2: Ratification of Deloitte & Touche LLP as independent auditors for 2007.

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the Meeting, the persons named as the proxies in the accompanying form of proxy will vote the proxy at their discretion.

What are the Board’s voting recommendations?	The Board of Directors recommends a vote: • FOR each of the ten nominated directors, and • FOR ratification of Deloitte & Touche LLP as independent auditors for 2007.

What is the vote required for each proposal?

Proposal 1: The ten individuals receiving the largest number of votes will be elected as directors.

Proposal 2: Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Who can vote?	Common stockholders as of the close of business on the record date, February 23, 2007, can vote. Each outstanding share of WEC common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by stockholders at WEC’s principal business office, 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. The list also will be available at the Meeting.

How do I vote?	There are several ways to vote:

• By Internet. The Company encourages you to vote this way.

• By toll-free touch-tone telephone.

• By completing and mailing the enclosed proxy card.

• By written ballot at the Meeting.

Instructions to vote through the Internet or by telephone are listed on your proxy card or the information forwarded to you by your bank or broker. The Internet and telephone voting facilities will close at 10:00 a.m., Central time, on Thursday, May 3, 2007.

If you are a participant in WEC’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Common Stock Fund or WEC Common Stock ESOP Fund in
WEC’s 401(k) plan, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for the 401(k) plan will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in the 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the WEC Common Stock Fund or WEC Common Stock ESOP Fund, as the case may be, for which voting instructions have been received, are voted.

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares in the election of directors and ratification of the independent auditors even if the broker does not receive voting instructions from you. If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend the Meeting, but may not vote at the Meeting unless you have first obtained a proxy executed in your favor from the holder of record.

What does it mean if I get more than one proxy?	It means your shares are held in more than one account. Please vote all proxies to ensure all of your shares are counted.

What constitutes a quorum?	As of the record date, there were 116,950,919 shares of WEC common stock outstanding. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Can I change my vote?	You may change your vote or revoke your proxy at any time prior to the closing of the polls, by:

• entering a new vote by Internet or phone; • returning a later-dated proxy card; • voting in person at the Meeting; or • notifying WEC’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Anne K. Klisurich. Any revocation should be filed with her at WEC’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201.

Attendance at the Meeting will not, in itself, constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given in a properly completed proxy, the proxy will be voted as the Board recommends.

Who conducts the proxy solicitation?	The WEC Board is soliciting these proxies. WEC will bear the cost of the solicitation of proxies. WEC contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC or its subsidiaries may solicit proxies by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event that such services become necessary.

Who will count the votes?	The Bank of New York, which also will serve as Inspector of Election, will tabulate voted proxies.

How can I attend the Meeting?	The Meeting is open to all stockholders of WEC. You must bring an admission ticket or other evidence of your ownership to enter the Meeting. If you received proxy materials by mail, your admission ticket is attached to your proxy statement. The admission ticket admits the stockholder and one guest. If your shares are jointly owned or you participate in our “householding” program and you need an additional ticket, or you have questions regarding this process, contact Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201 or call 800-881-5882.

How do I obtain an admission ticket if I received my proxy materials electronically?	If your shares are registered in your name, you can print an admission ticket by following the instructions provided in the e-mail which transmitted your proxy materials. If you hold your shares through a bank, brokerage firm, or other nominee, call 800-881-5882 or write to Stockholder Services at the above address to request an admission ticket. We will send you an admission ticket upon verification of your ownership. You may also bring a copy of your account statement or other evidence of your ownership as of the record date to the Meeting. This document will serve as your admission ticket.

What steps has WEC taken to reduce the cost of proxy solicitation?	WEC has implemented several practices that reduce the printing and postage costs and are friendly to the environment. The Company has:

•        encouraged Internet and telephone voting of your proxies;

•        encouraged stockholders to view the proxy statement and annual report on the Internet instead of receiving them via mail; and

•        implemented “householding” whereby stockholders sharing a single address receive a single annual report and proxy statement, unless the Company received instructions to the contrary from one or more of the stockholders.

If you received multiple copies of the annual report and proxy statement, you may wish to contact the Company’s transfer agent, The Bank of New York, at 800-558-9663 to request householding, or you may provide written instructions to The Bank of New York, Church Street Station, P.O. Box 11258, New York, New York, 10286-1258. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may contact the Company’s transfer agent using the contact information provided above. Upon request, the Company will promptly send a separate copy of either document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker or other holder of record, you may request householding by contacting the holder of record.

Who do I contact if I have questions about the Meeting or my account?	If you need more information about the Meeting, write to Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201, or call us at 800-881-5882. For information about shares registered in your name or your Stock Plus account, call our transfer agent, The Bank of New York, at 800-558-9663, or access your account via the Internet at www.stockbny.com.

PROPOSALS TO BE VOTED UPON

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2008

WEC’s Bylaws require each director to be elected annually to hold office for a one-year term. Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, presuming a quorum is present, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

The Board’s nominees for election are:

• John F. Ahearne	• Curt S. Culver

• John F. Bergstrom	• Thomas J. Fischer

• Barbara L. Bowles	• Gale E. Klappa

• Patricia W. Chadwick	• Ulice Payne, Jr.

• Robert A. Cornog	• Frederick P. Stratton, Jr.

Although John F. Ahearne’s age exceeds the Company’s age guideline for non-employee directors, the guideline permits the Board to request a director to remain on the Board. The Corporate Governance Committee determined that Director Ahearne’s expertise in the nuclear field is unique among Board members, and the Board is nominating him on that basis.

Pursuant to authority granted to the Board under the Bylaws, the Board of Directors increased the number of directors from nine to ten and elected Patricia W. Chadwick, President of Ravengate Partners, LLC, as a director effective June 26, 2006. The Corporate Governance Committee recommended Ms. Chadwick for election. Ms. Chadwick was introduced to the Corporate Governance Committee by Gale E. Klappa, Chairman of the Board, President and Chief Executive Officer of WEC.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the WEC Board upon the recommendation of the Corporate Governance Committee of the Board. Biographical information regarding each nominee is shown on the next pages.

The Board of Directors recommends that you vote “FOR” all of the director nominees.

Information about Nominees for Election to the Board of Directors. Wisconsin Electric Power Company (WE) and Wisconsin Gas LLC (WG) do business as We Energies and are wholly-owned subsidiaries of Wisconsin Energy Corporation. Effective July 28, 2004, Wisconsin Gas Company converted to a Wisconsin limited liability company and changed its name to Wisconsin Gas LLC. References to service as a director of Wisconsin Gas LLC below include the time each director sat as a director of Wisconsin Gas Company. Ages are as of March 1, 2007.

John F. Ahearne. Age 72.

•        Sigma Xi Center for Sigma Xi, The Scientific Research Society – Director of the Ethics Program since 1999. Director of the Sigma Xi Center from 1997 to 1999 and Executive Director from 1989 to 1997. The Sigma Xi Center is an organization that publishes American Scientist, provides grants to graduate students and conducts national meetings on major scientific issues.

•        Resources for the Future – Adjunct Scholar since 1993. Resources for the Future is an economic research, non-profit institute.

•        Duke University – Lecturer from 1995 to 2006. Adjunct Professor from 1996 to 2002.

•        United States Nuclear Regulatory Commission – Commissioner from 1978 to 1983, serving as Chairman from 1979 to 1981.

•        Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1994 and Wisconsin Gas LLC since 2000.

John F. Bergstrom. Age 60.

•        Bergstrom Corporation – Chairman since 1982 and Chief Executive Officer since 1974. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.

•        Director of Kimberly-Clark Corporation and Midwest Air Group, Inc.

•        Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1985 and Wisconsin Gas LLC since 2000.

Barbara L. Bowles. Age 59.

•        Profit Investment Management – Vice Chair since January 2006. Profit Investment Management is an investment advisory firm.

•        The Kenwood Group, Inc. – Chairman since 2000. Chief Executive Officer from 1989 to December 2005. President from 1989 to 2000. The Kenwood Group is an investment advisory firm and is a subsidiary of Profit Investment Management.

•        Director of Black & Decker Corporation and Dollar General Corporation.

•        Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1998 and Wisconsin Gas LLC since 2000.

Patricia W. Chadwick. Age 58.

•        Ravengate Partners, LLC – President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets.

•        Director of AMICA Mutual Insurance Company and ING Mutual Funds.

•        Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since June 2006.

Robert A. Cornog. Age 66.

•        Snap-on Incorporated – Retired Chairman of the Board, President and Chief Executive Officer. Served from 1991 and retired as President and Chief Executive Officer in 2001. Retired as Chairman in 2002. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products.

•        Director of Johnson Controls, Inc. and Oshkosh Truck Corporation.

•        Director of Wisconsin Energy Corporation since 1993, Wisconsin Electric Power Company since 1994 and Wisconsin Gas LLC since 2000.

Curt S. Culver. Age 54.

•        MGIC Investment Corporation – Chairman since 2005, Chief Executive Officer since 2000 and President from 1999 to January 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.

•        Mortgage Guaranty Insurance Corporation – Chairman since 2005, Chief Executive Officer since 1999 and President from 1996 to January 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.

•        Director of MGIC Investment Corporation.

•        Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2004.

Thomas J. Fischer. Age 59.

•        Fischer Financial Consulting LLC – Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting and governance matters.

•        Arthur Andersen LLP – Retired as Managing Partner of the Milwaukee office in 2002. Served as Managing Partner from 1993 and as Partner from 1980. Arthur Andersen LLP was an independent public accounting firm.

•        Director of Actuant Corporation, Badger Meter, Inc. and Regal-Beloit Corporation.

•        Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2005.

Gale E. Klappa. Age 56.

•        Wisconsin Energy Corporation – Chairman of the Board and Chief Executive Officer since May 2004. President since April 2003.

•        Wisconsin Electric Power Company – Chairman of the Board since May 2004. President and Chief Executive Officer since August 2003.

•        Wisconsin Gas LLC – Chairman of the Board since May 2004. President and Chief Executive Officer since August 2003.

•        The Southern Company – Executive Vice President, Chief Financial Officer and Treasurer from March 2001 to April 2003. Chief Strategic Officer from October 1999 to March 2001. The Southern Company is a public utility holding company serving the southeastern United States.

•        Director of Joy Global Inc.

•        Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2003.

Ulice Payne, Jr. Age 51.

•        Addison-Clifton, LLC – Managing Member since 2004. Addison-Clifton, LLC provides advisory services on global trade compliance.

•        Milwaukee Brewers Baseball Club, Inc. – President and Chief Executive Officer from 2002 to 2003.

•        Foley & Lardner – Managing Partner of the law firm’s Milwaukee office from May 2002 to September 2002. A partner from 1998 to 2002.

•        Director of Badger Meter, Inc. and Midwest Air Group, Inc and Trustee of The Northwestern Mutual Life Insurance Company.

•        Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC since 2003.

Frederick P. Stratton, Jr. Age 67.

•        Briggs & Stratton Corporation – Chairman Emeritus since 2003. Chairman of the Board from 2001 to 2003. Chairman and Chief Executive Officer until 2001. Briggs & Stratton Corporation is a manufacturer of small gasoline engines.

•        Director of Baird Funds, Inc, Midwest Air Group, Inc. and Weyco Group, Inc.

•        Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1986 and Wisconsin Gas LLC since 2000.

PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2007

The Audit and Oversight Committee of the Board of Directors has sole authority to select, evaluate and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007. The Committee believes that stockholder ratification of this matter is important considering the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the selection.

Deloitte & Touche LLP also served as the independent auditors for the Company for the last five fiscal years beginning with the fiscal year ended December 31, 2002.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them.

The appointment of Deloitte & Touche LLP as independent auditors for 2007 will be ratified if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Accordingly, presuming a quorum is present, abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends that you vote “FOR”

the ratification of Deloitte & Touche LLP as independent auditors for 2007.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax and other services of the independent auditors. The Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit a description of services anticipated to be rendered for the Committee to approve. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Committee specifically provides for a different period. A fee level will be established for all permissible non-audit services. Any proposed non-audit services exceeding this level will require additional approval by the Committee.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s chair. The Committee Chair shall report any pre-approval decisions at the next scheduled Committee meeting. Under the pre-approval policy, the Committee shall not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board to be performed by the Company’s independent auditors. These services include bookkeeping or other services related to the accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, services provided for a contingent fee or commission and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer of the Company or member of the Audit and Oversight Committee or an immediate family member of these individuals, including spouses, spousal equivalents and dependents.

Fee Table. The following table shows the fees for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2006 and 2005 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities and Exchange Act of 1934, as amended.

	2006	2005
Audit Fees (1)	$1,415,067	$1,426,755
Audit-Related Fees (2)	—	37,410
Tax Fees (3)	—	16,978
All Other Fees (4)	2,800	2,750

Total	$1,417,867	$1,483,893

(1)

Audit Fees consist of fees for professional services rendered in connection with the audits of (1) annual financial statements of the Company and its subsidiaries, (2) management’s assessment of the effectiveness of internal control over financial reporting and (3) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services primarily include consultations regarding implementation of accounting standards.

(3)

Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice. This includes preparation of tax returns, claims for refunds, payment planning and tax law interpretation. Deloitte & Touche LLP did not provide any tax strategy consulting in 2006 or 2005.

(4)	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP in 2006 and 2005.

CORPORATE GOVERNANCE – FREQUENTLY ASKED QUESTIONS

Does WEC have Corporate Governance Guidelines?	Yes, since 1996 the Board has maintained Corporate Governance Guidelines that provide a framework under which it conducts business. The Corporate Governance Committee reviews the Guidelines annually to ensure that the Board is providing effective governance over the affairs of the Company. The Guidelines are available in the “Governance” section of the Company’s website at www.wisconsinenergy.com and are available in print to any stockholder who requests them.

How are directors determined to be independent?	No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Corporate Governance Guidelines provide that the Board should consist of at least a two-thirds majority of independent directors.

What are the Board’s standards of independence?	The guidelines the Board uses in determining director independence are located in Appendix A of the Corporate Governance Guidelines. These standards of independence, which are summarized below, include those established by the New York Stock Exchange as well as a series of standards that are more comprehensive than New York Stock Exchange requirements. To be considered by the Board as independent, the director:

• has not been an employee of the Company for the last five years;

• has not received, in the past three years, more than $100,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;

• has not been affiliated with or employed by a present or former internal or external auditor of the Company in the past three years;

•        has not been an executive officer, in the past three years, of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee;

•        in the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•        has not received, in the past three years, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as, an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management, or a significant supplier of the Company;

• has no personal service contract(s) with the Company or any member of the Company’s senior management;

• is not an employee or officer with a not-for profit entity that receives 5% or more of its total annual charitable awards from the Company;

•        has not had any business relationship with the Company, in the past three years, for which the Company has been required to make disclosure under certain rules of the Securities and Exchange Commission;

• is not employed by a public company at which an executive officer of the Company serves as a director; and

• does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, its subsidiaries or affiliates.

The Board also considers whether a director’s immediate family members meet the above criteria, as well as whether a director has any relationships with WEC’s affiliates for certain of the above criteria, when determining the director’s independence. Any relationship between a director and the Company not meeting the above criteria is considered an immaterial relationship with the Company for purposes of determining independence.

Who are the independent directors?	The Board has affirmatively determined that Directors Ahearne, Bergstrom, Bowles, Chadwick, Cornog, Culver, Fischer, Payne and Stratton have no relationships within the Board’s standards of independence noted above and otherwise have no material relationships with WEC and are independent. This represents more than a two-thirds majority of the Board. Director Klappa is not independent due to his present employment with WEC. George Wardeberg, who did not stand for re-election at the 2006 Annual Meeting of Stockholders, was not independent due to his previous employment with WEC.

What are the committees of the Board?	The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Finance and Executive.

All committees, except the Executive Committee, operate under a charter approved by the Board. A copy of each committee charter is posted in the “Governance” section of the Company’s website at www.wisconsinenergy.com and is available in print to any stockholder who requests it. The members and the responsibilities of each committee are listed later in this proxy statement under the heading “Committees of the Board of Directors.”

Are the Audit and Oversight, Corporate Governance and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and the Board’s Corporate Governance Guidelines.

In addition, the Board has determined that each member of the Audit and Oversight Committee is independent under the rules of the New York Stock Exchange applicable to audit committee members. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Do the non-management directors meet separately from management?	Yes, at every regularly scheduled Board meeting non-management (non-employee) directors have an opportunity to meet in executive session without any management present. All non-management directors are independent. The chair of the Corporate Governance Committee, currently Director Bowles, presides at these sessions.

How can interested parties contact the members of the Board?	Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Anne K. Klisurich, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

All communication received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. All communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

Does the Company have a written code of ethics?

Yes, all WEC directors, executive officers and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with WEC’s Code of Business Conduct, to seek advice in doubtful situations and to report suspected violations.

WEC’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer or other employee.

The Code of Business Conduct is posted in the “Governance” section of the Company’s website at www.wisconsinenergy.com. It is also available in print to any stockholder upon request.

The Company has contracted with an independent call center for employees to confidentially report suspected violations of the Code or other concerns regarding accounting, internal accounting controls or auditing matters.

Does the Company have policies and procedures in place to review and approve related party transactions?	The Company does not have a formal written policy regarding the review, approval or ratification of related party transactions. However, all employees of WEC, including executive officers and members of the Board, are required to comply with WEC’s Code of Business Conduct. The Code addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of the Audit and Oversight Committee chair (1) before obtaining any financial interest in or participating in any business relationship with any company, individual or concern doing business with WEC or any of its subsidiaries (other than investments in public companies of no more than 5% of the officer’s and director’s annual income), (2) before participating in any joint venture, partnership or other business relationship with WEC or any of its subsidiaries, (3) before serving as an officer or member of the board of any substantial outside for- profit organization, and (4) before accepting a position with a substantial non-profit organization. In addition, WEC’s Code of Business Conduct requires employees to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with the Audit and Oversight Committee chair in situations involving executive officers and members of the Board.

The relationship with FMR Corp., reported later in this proxy statement under “Certain Relationships and Related Transactions,” did not require approval under the Code of Business Conduct, which applies only to WEC employees and directors and not to stockholders.

Does the Board evaluate CEO performance?	Yes, the Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee requests that all non-employee directors provide their opinions to the Compensation Committee chair on the CEO’s performance.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication with constituencies, demonstrated integrity and effective representation of the Company in community and industry affairs. The chair of the Compensation Committee shares the responses with the CEO. The process is also used by the Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

Does the Board evaluate its own performance?	Yes, the Board annually evaluates its own collective performance. Each director is asked to consider the performance of the Board on such things as: the establishment of appropriate corporate governance practices; providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance and customer satisfaction initiatives); communicating the Board’s expectations and concerns to the CEO; identifying threats and opportunities critical to the Company; and operating in a manner that ensures open communication, candid and constructive dialogue as well as critical questioning. The Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

Is Board committee performance evaluated?	Yes, each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. The evaluation compares the performance of each committee with the requirements of its charter. The results of the annual evaluations are used by each committee to identify both its strengths and areas where its governance practices can be improved. The committee may adjust its charter, with Board approval, based on the results of this evaluation.

Are all the members of the audit committee financially literate and does the committee have an “audit committee financial expert”?	Yes, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of Securities and Exchange Commission rules. Director Fischer serves on the audit committee of three other public companies. The Board determined that his service on these other audit committees will not impair Director Fischer’s ability to effectively serve on the Audit and Oversight Committee. No other member of the Audit and Oversight Committee serves as an audit committee member of more than three public companies. For this purpose, the Company considers service on the audit committees of Wisconsin Energy Corporation, Wisconsin Electric Power Company and Wisconsin Gas LLC to be service on the audit committee of one public company because of the commonality of the issues considered by those committees.

What are the principal processes and procedures used by the Compensation Committee to determine executive and director compensation?	One of the principal responsibilities of the Compensation Committee is to provide a competitive, performance-based executive and director compensation program. This includes: (1) determining and periodically reviewing the Committee’s compensation philosophy; (2) determining and reviewing the compensation paid to executive officers (including base salaries, incentive compensation and benefits); (3) oversight of the compensation and benefits to be paid to other officers and key employees; and (4) establishing and administering the Chief Executive Officer compensation package. The Compensation Committee is also charged with administering the compensation package of WEC’s non-employee directors. Although it has not chosen to do so, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

The Chief Executive Officer, after reviewing compensation data compiled by Towers Perrin, a compensation consulting firm, and each executive officer’s individual experience, performance, responsibility and contribution to the results of the Company’s operations, makes compensation recommendations to the Committee for all executive officers other than himself. The Compensation Committee is free to make adjustments as it deems appropriate.

Although the Compensation Committee relies on compensation data regarding general industry and the energy services industry compiled by Towers Perrin, Towers Perrin does not recommend the amount or form of executive and director compensation. WEC engaged Towers Perrin to provide a variety of compensation-related services, one of which is to provide the compensation data. Towers Perrin was not engaged directly by the Compensation Committee. However, the Committee has unrestricted access to Towers Perrin and may retain its own compensation consultant at its discretion. For more information regarding our executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” later in this proxy statement.

Does the Board have a nominating committee?	Yes, the Corporate Governance Committee is responsible for, among other things, identifying and evaluating director nominees. The chair of the Committee coordinates this effort. The Board has determined that all members of the Corporate Governance Committee are independent under New York Stock Exchange rules applicable to nominating committee members.

What is the process used to identify director nominees and how do I recommend a nominee to the Corporate Governance Committee?

Candidates for director nomination may be proposed by stockholders, the Corporate Governance Committee and other members of the Board. The Committee may pay a third party to identify qualified candidates; however, such a firm was not engaged with respect to the nominees listed in this proxy statement. No stockholder nominations or recommendations were received.

Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2008 Annual Meeting of Stockholders must submit the candidates’ names and qualifications to the Corporate Governance Committee no later than November 1, 2007, via the Corporate Secretary, Anne K. Klisurich, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What are the criteria and process used to evaluate director nominees?	The Corporate Governance Committee has not established minimum qualifications for director nominees; however, the criteria for evaluating all candidates, which are reviewed annually, include characteristics such as: proven integrity, mature and independent judgment, vision and imagination, ability to objectively appraise problems, ability to evaluate strategic options and risks, sound business experience and acumen, relevant technological, political, economic or social/cultural expertise, social consciousness, achievement of prominence in career, familiarity with national and international issues affecting the Company’s businesses and contribution to the Board’s desired diversity and balance.

In evaluating director candidates, the Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management. The Bylaws state that directors shall be stockholders of WEC.

Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the chair or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate’s accomplishments.

The Committee evaluates all candidates, including those proposed by stockholders, using the criteria and process described above. The process is designed to provide the Board with a diversity of experience to allow it to effectively meet the many challenges WEC faces in today’s changing business environment.

What is the deadline for stockholders to submit proposals for the 2008 Annual Meeting of Stockholders?

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2008 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 26, 2007.

Stockholders who intend to present a proposal at the 2008 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials, or who propose to nominate a person for election as a director at the 2008 Annual Meeting, are required to provide notice of such proposal or nomination, containing the information required by the Company’s Bylaws, to the Company at least 70 days and not more than 100 days prior to the scheduled date of the 2008 Annual Meeting of Stockholders.

Correspondence in this regard should be directed to the Corporate Secretary, Anne K. Klisurich, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What is WEC’s policy regarding director attendance at annual meetings?	All directors are expected to attend the Company’s annual meetings of stockholders. All current directors attended the 2006 Annual Meeting, except for Director Chadwick who was not a member of the Board at that time.

Where can I find more information about WEC corporate governance?	The Company’s website, www.wisconsinenergy.com, contains information on the Company’s governance activities. The site includes the Code of Business Conduct, Corporate Governance Guidelines, Board committee charters and other useful information. As policies are continually evolving, the Company encourages you to visit the website periodically. Copies of these documents may also be requested from the Corporate Secretary.

COMMITTEES OF THE BOARD OF DIRECTORS

Members	Principal Responsibilities; Meetings
Audit and Oversight Thomas J. Fischer, Chair John F. Bergstrom Barbara L. Bowles Robert A. Cornog

•        Oversee the integrity of the financial statements.

•        Oversee management compliance with legal and regulatory requirements.

•        Review, approve and evaluate the independent auditors’ services.

•        Oversee the performance of the internal audit function and independent auditors.

•        Prepare the report required by the SEC for inclusion in the proxy statement.

•        Establish procedures for the submission of complaints and concerns regarding WEC’s accounting or auditing matters.

•        The Committee conducted six meetings in 2006.

Compensation John F. Bergstrom, Chair John F. Ahearne Ulice Payne, Jr.

•        Identify through succession planning potential executive officers.

•        Provide a competitive, performance-based executive and director compensation program.

•        Set goals for the CEO, annually evaluate the CEO’s performance against such goals and determine compensation adjustments based on whether these goals have been achieved.

•        The Committee conducted five meetings in 2006 and executed one signed, written unanimous consent.

Corporate Governance Barbara L. Bowles, Chair Robert A. Cornog Curt S. Culver Frederick P. Stratton, Jr.

•        Establish and review the Corporate Governance Guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders.

•        Identify and recommend candidates to be named as nominees of the Board for election as directors.

•        Lead the Board in its annual review of the Board’s performance.

•        The Committee conducted two meetings in 2006.

Finance Curt S. Culver, Chair Patricia W. Chadwick Ulice Payne, Jr. Frederick P. Stratton, Jr.

•        Review and monitor the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy.

•        Authorize the issuance of corporate debt within limits set by the Board.

•        Discuss policies with respect to risk assessment and risk management.

•        Review, approve and monitor the Company’s capital and operating budgets.

•        The Committee conducted three meetings in 2006 and executed one signed, written unanimous consent.

The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), John F. Bergstrom, Barbara L. Bowles, Robert A. Cornog and Frederick P. Stratton, Jr. The Executive Committee did not meet in 2006. The Board dissolved the Nuclear Oversight Committee in 2005, but named Director Ahearne as lead nuclear director.

In addition to the number of committee meetings listed in the preceding table, the Board met eight times in 2006 and executed one signed, written unanimous consent. The average meeting attendance during the year was 93%. No director attended fewer than 85% of the total number of meetings of the Board and Board committees on which he or she served.

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of Directors of Wisconsin Energy Corporation. In addition, the Committee oversees compliance with legal and regulatory requirements. The Committee operates under a written charter approved by the Board of Directors, which can be found in the “Governance” section of the Company’s website at www.wisconsinenergy.com.

The Committee is also responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function. The Committee selected Deloitte & Touche LLP to remain as the Company’s independent auditors for 2007, subject to stockholder ratification.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The Committee held six meetings during 2006. Meetings are designed to facilitate and encourage open communication among the members of the Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws. We reviewed the financial statements and the system of internal controls with the Company’s independent auditors, both with and without management present, and we discussed with Deloitte & Touche LLP matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communications with audit committees, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the Securities and Exchange Commission.

Respectfully submitted to Wisconsin Energy Corporation stockholders by the Audit and Oversight Committee of the Board of Directors.

Thomas J. Fischer, Committee Chair
John F. Bergstrom
Barbara L. Bowles
Robert A. Cornog

COMPENSATION DISCUSSION AND ANALYSIS

General Overview. The primary objective of our executive compensation program is to provide a competitive, performance-based executive compensation program that enables the Company to attract and retain key individuals and to motivate them to achieve both the Company’s long-term and short-term goals. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of goals that are aligned with the interests of WEC’s stockholders and our customers. As a result, a substantial portion of pay is at risk.

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board of Directors, the elements of our executive compensation program, the purposes and objectives of these elements and the manner in which we established the compensation of our executive officers for fiscal year 2006.

References to “we”, “us”, “our” and “WEC” in this discussion and analysis mean Wisconsin Energy Corporation and its management, as applicable.

Compensation Committee. The Compensation Committee of our Board of Directors is responsible for making decisions regarding compensation for executive officers of WEC and its principal subsidiaries and for developing our executive compensation philosophy. The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the principal responsibilities of the Compensation Committee. The Compensation Committee also approves the compensation of each of our other executive officers and recommends the compensation of our Board of Directors for approval by the Board. In addition, the Compensation Committee administers our long-term incentive compensation programs, including the 1993 Omnibus Stock Incentive Plan and the WEC Performance Unit Plan, which are discussed further below.

The Compensation Committee is comprised solely of directors who are “independent directors” under our corporate governance guidelines and the rules of the New York Stock Exchange. No member of the Compensation Committee is a current or former employee of WEC or its subsidiaries.

Elements of WEC’s Executive Compensation Program. The principal goal of the Compensation Committee is to provide an executive compensation program that is competitive with programs of comparable employers, aligns management’s incentives with the short-term and long-term interests of our stockholders and encourages the retention of top performers. To achieve this goal, we compensate executives through a mix of compensation elements that include:

•	annual base salary;

•	annual cash incentive compensation (based principally on earnings and cash flow performance);

•	long-term incentive compensation through a mix of: (1) stock options; (2) performance units; and (3) dividends on the performance units;

•	retirement programs; and

•	other employee benefit programs, including executive perquisites.

In addition, under our compensation program, each executive officer is entitled to severance compensation if his or her employment is terminated in connection with a change in control of WEC.

A more detailed discussion of each of these elements is set forth below. Except as described in this Compensation Discussion and Analysis, we do not have any particular policies with respect to the allocation of cash versus non-cash compensation or short-term versus long-term incentive compensation.

Competitive Data. As a general matter, we believe the labor market for WEC executive officers is consistent with that of general industry. Although we recognize our business has become less diversified and more focused on the energy services industry as we have divested non-core assets, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

In order to confirm that our annual executive compensation is competitive with the market, we consider market data obtained from Towers Perrin, a compensation consulting firm retained by management. Towers Perrin provides us with compensation data obtained from approximately 825 companies of varying sizes in a wide range of businesses throughout general industry, including information from approximately 100 companies within the “energy services” industry (i.e., companies with regulated and/or unregulated utility operations and independent power producers).

The extent to which we consider this market data in establishing individual elements of compensation is described in more detail below. For any named executive officer, except Mr. Kuester, the term “market median” means the median level for an executive officer serving in a comparable position in a comparably sized company (revenues of $3 billion to $6 billion) in general industry based on our analysis of the Towers Perrin survey data. With respect to Mr. Kuester, given the nature of his position as principal executive officer of our electric utility generation operations, we consider the average of (1) the median level for an individual serving as the top generation officer of a company comparable in size to We Energies (revenues of $3 billion to $6 billion) in the energy services industry and (2) the median level for the chief executive officer in general industry in a business comparable in size to the generation operations of Wisconsin Energy.

Annual Base Salary. The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing a base level of annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive overall executive compensation program.

In determining the annual base salaries to be paid to our named executive officers for 2006, we targeted base salaries to be within 10% of the market median for each named executive officer. Actual salary determinations were made taking into consideration factors such as the relative levels of individual experience, performance, responsibility and contribution to the results of the Company’s operations.

With respect to Mr. Klappa, based on the factors described above and the results of the Board’s annual CEO evaluation, the Compensation Committee approved an annual base salary of $1,005,000 for 2006, which represented an increase of approximately 4.5% from 2005. This annual base salary was within 10% of the market median for general industry.

With respect to each other named executive officer, Mr. Klappa recommended an annual base salary to the Compensation Committee based on a review of market compensation data and the factors described above. The Compensation Committee approved Mr. Klappa’s recommendations, which represented an approximately 4.5% increase in base salary for each of the named executive officers (other than Mr. Fleming, who did not begin service until 2006) over 2005 levels. The annual base salaries of Messrs. Kuester and Fleming were within 10% of the appropriate market median. The annual base salaries for Messrs. Leverett and Salustro were more than 10% above the market median for general industry. We believe that the responsibilities of these officers vary widely from those of their counterparts within general industry, and thus, comparisons to individuals serving in comparable positions are not relied upon as heavily. In recognition of their respective significant responsibilities and contributions to the strategic direction of the Company beyond those of a typical principal financial officer or general counsel, the Compensation Committee approved higher levels of base salary for these executive officers.

Annual Cash Incentive Compensation. We provide annual cash incentive compensation through our Short-Term Performance Plan (STPP). The STPP provides for annual cash awards to named executive officers based upon the achievement of pre-established stockholder, customer and employee focused objectives. All payments under the plan are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Annual bonuses under the STPP are intended to award achievement of short-term goals that contribute to stockholder value and to reward individual contributions to successful operations.

2006 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our named executive officers. This target level of compensation is expressed as a percentage of base salary. Each of Messrs. Klappa, Leverett and Kuester has an employment agreement with WEC that specifies a minimum target level of compensation under the STPP based on a percentage of such executive officer’s annual base salary. Under the terms of these employment agreements, the target award may not be adjusted below these minimum levels unless the Board of Directors takes action resulting in the lowering of target awards for the entire senior executive group. Mr. Fleming’s employment agreement provided for a target level of compensation under the STPP equal to 70% of his annual base salary in 2006.

For 2006, the Compensation Committee approved the following target awards under the STPP for each named executive officer:

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Klappa	100%
Mr. Leverett	80%
Mr. Kuester	80%
Mr. Salustro	80%
Mr. Fleming	70%

For 2006, the possible payout for any named executive officer ranged from 0% of the target award to 210% of the target award, based on our performance.

2006 Performance Goals. The Compensation Committee adopted the 2006 STPP with a continued principal focus on financial results. In December 2005, the Compensation Committee approved the two primary performance measures to be used in 2006: (1) earnings per share from ongoing operations (75% weight); and (2) cash flow (25% weight). In January 2006, the Compensation Committee approved threshold level, target level, above target level and maximum payout level performance goals for each of these performance measures under the STPP. If the threshold level, target level, above target level or maximum payout level performance goal was achieved for both performance measures, officers participating in the STPP could receive 50%, 100%, 125% or 200%, respectively, of the target award.

In July 2006, the Compensation Committee increased the target range of earnings and cash flow after receipt of updated revenue information from management. The Compensation Committee increased the threshold level, target level, above target level and maximum payout level performance goals for earnings per share from ongoing operations and cash flow. The adjusted earnings per share from ongoing operations goals for 2006 were a threshold level goal of $2.43 per share, a target level goal of $2.48 per share, an above target level goal of $2.50 and a maximum payout level goal of $2.56 per share. The performance goals for cash flow, as adjusted in July 2006, were a threshold level goal of ($661.7) million, a target level goal of ($635.7) million, an above target level goal of ($622.7) million and a maximum payout level goal of ($583.8) million.

In January 2006, the Compensation Committee also approved operational goals under the annual incentive plan. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon the Company’s performance in the operational areas of customer satisfaction (5% weight), supplier and workforce diversity (2.5%) and safety (2.5%).

In addition to applying these financial and operational factors, the Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it is deemed appropriate.

2006 Performance Under the STPP. In January 2007, the Compensation Committee reviewed our actual performance for 2006 against the financial and operational performance goals established under the STPP, subject to final audit. In 2006, the Company’s financial performance substantially exceeded the target level goals and satisfied the maximum payout level goals established for both earnings per share from ongoing operations and cash flow. In 2006, our earnings per share from ongoing operations were $2.58 per share and our cash flow was ($317.6) million. To compute earnings per share from ongoing operations, we began with earnings per share from continuing operations which were $2.64 in 2006, and we excluded a gain on the sale of our Guardian Pipeline investment of $0.01 per share and a gain from the reversal of certain state tax allowances of $0.05. Cash flow is measured by subtracting cash used in investing activities excluding asset sales proceeds from cash provided by operating activities. The same items excluded from the calculation of earnings per share from ongoing operations were excluded for the purposes of calculating cash flow. Our earnings per share from ongoing operations and cash flow measures are not measures of financial performance under generally accepted accounting principles.

By satisfying the maximum payout level performance goals with respect to both earnings per share from ongoing operations and cash flow, officers participating in the STPP, including the named executive officers, earned 200% of the target award from the financial goal component of the STPP.

With respect to operational goals in 2006, our performance generated an additional 5% based on our performance in customer satisfaction. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with the Company during the year, which measured (1) our customers’ satisfaction with the Company in general and (2) our customers’ satisfaction with respect to their particular contacts with the Company. In 2006, the Company’s performance significantly exceeded targeted levels with respect to both measures. The Company also achieved target level performance with respect to supplier and workforce diversity and safety, but did not achieve the levels necessary to further increase the STPP award for 2006.

Based on the Company’s performance against the financial and operational goals established by the Compensation Committee, Mr. Klappa received annual incentive cash compensation under the STPP of $2,060,250 for 2006. This represented 205% of his annual base salary. Messrs. Leverett, Kuester and Fleming received annual cash incentive compensation for 2006 under the STPP equal to 164%, 164% and 143.5% of their respective annual base salaries, representing 205% of the target award for each officer. Based on the Company’s performance, Mr. Salustro would have received annual incentive compensation under the STPP of 164% of base salary, representing 205% of the target award. However, since Mr. Salustro did not serve in the role of General Counsel for the entire year, he agreed that 50% of his payment would be based on actual performance and 50% of his payment would be based on his target award. As a result, Mr. Salustro’s annual cash incentive compensation for 2006 was 122% of his annual base salary, or 152.5% of his target award for the year.

In view of the discretionary component of the annual cash incentive plan, the Compensation Committee also considered other significant accomplishments of the Company in 2006. These accomplishments included:

•	Strong financial performance

➢	Record earnings from continuing operations of $2.64 per share of WEC common stock.

➢	Total stockholder return (stock price appreciation plus dividends) of 24.2% in 2006.

➢	Debt to total capital ratio of 59.5% at year-end 2006, which was significantly better than our target of 61.5%.

•	Significant achievements with respect to our Point Beach nuclear facility

➢	Achieved highest-ever level of energy generation at Point Beach in 2006.

➢

Point Beach was removed from Column 4 in the U.S. Nuclear Regulatory Commission’s (NRC) performance matrix, which means that the red findings received in 2002 and 2003 will no longer be considered in the NRC’s assessment process.

➢	Entered into agreement to sell Point Beach for highest price per kilowatt of capacity ever achieved for the sale of a nuclear plant in the U.S.

•	Continued progress in Power the Future strategic plan

➢	Continued to progress on time and on budget with major construction projects at Oak Creek and Port Washington.

•	Operational excellence

➢	Named most reliable utility in the Midwest for the fourth time in the last five years by P.A. Consulting.

➢	Major improvements in customer satisfaction based on customer surveys.

➢	Received a national best practice award for the Company’s We Care Call program.

➢	Completed a run of 517 consecutive days at Pleasant Prairie Unit 1, which was by far the longest run in the plant’s operating history of more than 20 years.

➢	Improved employee safety in 2006, with a 20% reduction in lost-time accidents.

•

Continued leadership and excellence in corporate governance as evidenced by continued receipt during 2006 of a rating of “10”, the highest possible score, from GovernanceMetrics International (only one of three U.S. companies to consistently earn a “10” for governance practices).

•	Community involvement and recognition

➢	Named corporation of the year by The Business Council of the Metropolitan Milwaukee Association of Commerce for our efforts to advance supplier diversity.

➢	Opened the Milwaukee 7 Resource Center to support economic development in Southeastern Wisconsin.

In view of the financial and operational accomplishments and the accomplishments listed above, the Compensation Committee determined that the awards under the STPP were appropriate in relation to our 2006 performance without any further adjustment.

Long-Term Incentive Compensation. The Compensation Committee administers our 1993 Omnibus Stock Incentive Plan, as amended, which is a stockholder approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights, restricted stock and performance shares. In 2005, the Compensation Committee approved the Wisconsin Energy Corporation Performance Unit Plan, under which the Compensation Committee may award performance units. Since 2004, the Compensation Committee has primarily used (1) stock options and (2) performance shares/performance units to deliver long-term incentive opportunities.

Each year, the Compensation Committee makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.

In 2004, the Compensation Committee awarded “performance shares” under the 1993 Omnibus Stock Incentive Plan and has since made annual grants of “performance units” under the Performance Unit Plan. The performance shares/performance units are designed to provide an additional form of long-term incentive compensation that more closely aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on receiving dividend payments. Under the terms of the performance shares/performance units, payouts are based on the Company’s level of “total stockholder return” (stock price appreciation plus dividends) in comparison to a peer group of companies over a three-year performance period. In addition, each holder of performance units receives a cash dividend when WEC declares a dividend on its common stock in an amount equal to the number of performance units granted to the holder at the target 100% rate multiplied by the amount of the dividend paid on a share of our common stock. The performance shares and performance units are substantially similar, except that the performance units are settled in cash and the performance shares could have been settled in cash or shares of our common stock at the election of the holder.

Aggregate 2006 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards for each named executive officer in 2006, we analyzed the market compensation data included in the Towers Perrin survey. For Messrs. Klappa and Fleming, we determined the ratio of (1) the market median value of long-term incentive compensation to (2) the market median level of annual base salary, and multiplied his annual base salary by the applicable market ratio to determine the value of long-term incentive awards to be granted. With respect to our Executive Vice Presidents who were continuing service from the prior year (Messrs. Leverett, Kuester and Salustro), we used the average of the results obtained for each to develop a uniform target level of long-term incentive compensation that applied to each officer. This target value of long-term incentive compensation for each named executive officer was presented to and approved by the Compensation Committee.

In 2006, the Compensation Committee approved a stock option grant designed to represent approximately two-thirds of the value of the long-term incentive award and a performance unit grant designed to represent approximately one-third of the value of the long-term incentive award. When the Compensation Committee initially implemented performance share awards in 2004, the Compensation Committee made 75% of the award option grants and 25% performance shares. As the market has moved away from stock options, we have increased the size of the performance units as a component of our long-term incentive awards and decreased the relative size of stock option awards.

2006 Stock Option Grants. In December 2005, the Compensation Committee approved the grant of stock options to each of our named executive officers and established an overall pool of options that were granted to approximately 135 other employees. These option grants were made effective January 3, 2006, the first trading day of 2006. The options were granted with an exercise price equal to the average of the high and low prices reported on the New York Stock Exchange for shares of WEC common stock on the January 3, 2006 grant date. The options were granted in accordance with our standard practice of making annual stock option grants in January of each year and the timing of the grants was not tied to the timing of any release of material non-public information. These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment. See “Potential Payments upon Termination or Change in Control” under “Executive Officers’ Compensation” for additional information.

For purposes of determining the appropriate number of options to grant to a particular named executive officer, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation primarily because the market information we review from Towers Perrin calculates the value of option awards on this basis. The following table provides the number of options granted to each named executive officer.

Executive Officer	Options Granted
Mr. Klappa	252,000
Mr. Leverett	95,000
Mr. Kuester	95,000
Mr. Salustro	95,000
Mr. Fleming	75,000

For financial reporting purposes under SFAS 123R, the stock options granted to the named executive officers in 2006 had a grant date fair value of $7.69 per option.

2006 Performance Units. In 2006, the Compensation Committee granted performance units to each of our named executive officers and approved a pool of performance units that were granted to approximately 135 other employees. With respect to the 2006 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2008, as compared to the total stockholder return of a custom peer group of companies described below. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period. As described above, the Compensation Committee believes this measure closely aligns executive financial interests with those of our typical stockholder.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the fair market value of the Company’s common stock on the date of vesting.

The peer group used for purposes of the performance units is the Custom Peer Group Index in the Performance Graph in our 2006 Annual Financial Statements and Review of Operations comprised of: Allegheny Energy, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; Consolidated Edison, Inc.; DTE Energy Company; Duke Energy Corp.; Energy East Corporation; Entergy Corporation; Exelon Corporation; FirstEnergy Corp.; FPL Group, Inc.; NiSource Inc.; Northeast Utilities; Nstar; OGE Energy Corp.; Pinnacle West Capital Corporation; Pepco Holdings, Inc.; Progress Energy Inc.; Public Service Enterprise Group Incorporated; Puget Energy, Inc.; SCANA Corporation; Sempra Energy; Sierra Pacific Resources; The Southern Company; Westar Energy, Inc.; Wisconsin Energy Corporation; WPS Resources Corporation (now known as Integrys Energy Group, Inc.); and Xcel Energy Inc. This peer group was chosen because we believe these companies are similar to WEC in terms of business model and long-term strategies.

The required performance percentile rank and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a named executive officer’s cessation of employment with WEC prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon (1) the termination of the named executive officer’s employment by reason of disability or death or (2) a change in control of WEC while the named executive officer is employed by WEC. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the named executive officer by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of performance units to grant to a particular named executive officer, the value of a unit was determined based on an assumed approximate value of $38.50 per unit. The assumed approximate value was based on trading prices in late November 2005, the time at which we were analyzing target compensation levels for 2006. The following table provides the number of units granted to each named executive officer at the 100% target level.

Executive Officer	Performance Units Granted
Mr. Klappa	29,600
Mr. Leverett	12,800
Mr. Kuester	12,800
Mr. Salustro	12,800
Mr. Fleming	7,900

For financial reporting purposes under SFAS 123R, the performance units granted to the named executive officers in 2006 had a grant date fair value of $39.90 per unit.

2006 Payouts Under Previously Granted Long-Term Incentive Awards. In 2004, the Compensation Committee granted performance share awards to participants in the plan, including the named executive officers (other than Mr. Fleming who was not an officer of the Company at the time). The terms of the performance shares granted in 2004 were substantially similar to those of the performance units granted in 2006 described above, except that participants could elect to receive a payout in cash or stock at vesting. Payouts under the 2004 performance shares were based on our total stockholder return for the three-year performance period ended December 31, 2006 against substantially the same group of peer companies used for the 2006 performance unit awards. The required performance percentile ranks and related vesting schedule were identical to that of the 2006 units described above.

For the three-year performance period ended December 31, 2006, our total stockholder return was at approximately the 59th percentile of the peer group, resulting in the performance shares vesting at a level of 108.6%. The actual payouts were determined by multiplying the number of vested performance shares by the closing price of our common stock ($46.52) on January 8, 2007, the date the Compensation Committee validated our total stockholder return for the three-year performance period. The actual payout to each named executive officer is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2006” table below. This table also reflects amounts realized by any named executive officer in connection with the exercise in 2006 of any vested stock options and the amounts realized by any named executive officer in connection with the vesting of previously granted restricted stock. For information on other outstanding equity awards held by our named executive officers at December 31, 2006, please refer to the table entitled “Outstanding Equity Awards at Fiscal Year-End 2006” below.

Stock Ownership Guidelines. The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the named executive officers. Accordingly, the Compensation Committee has implemented stock ownership guidelines for officers of the Company. These guidelines provide that each executive officer should, over time (generally within five years of appointment as an executive officer), acquire and hold Company common stock having a minimum fair market value ranging from 150% to 300% of base salary. In addition to certificated shares, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC phantom stock units held in the Executive Deferred Compensation Plan; WEC stock held in the 401(k) plan; performance shares and performance units at target; vested stock options; shares held in our dividend reinvestment plan; and shares held by a brokerage account, jointly with an immediate family member or in a trust.

Policy Regarding Hedging the Economic Risk of Stock Ownership. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Therefore, we have a policy under which directors, officers and employees are prohibited from engaging in any such transactions.

Analysis of Aggregate Salary, Annual Incentive and Long-Term Incentive Compensation. The discussion above describes the manner in which we determined the (1) annual base salary, (2) target level annual cash incentive compensation and (3) long-term incentive compensation awards for each named executive officer. As we developed preliminary target compensation levels for each of these elements of total compensation, we compared the aggregate amount of these elements to the market compensation data. The purpose of this review is to confirm that the aggregate targeted compensation does not deviate significantly from market medians.

Retirement Programs. We also maintain four different retirement plans in which our named executive officers participate: a defined benefit pension plan of the cash balance type, two supplemental executive retirement plans and individual letter agreements with each of the named executive officers. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including our executive officers. We believe the value of ensuring long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program, which will inspire increased loyalty and improved performance. For more information about our retirement plans, see “Pension Benefits at Fiscal Year-End 2006” and “Retirement Plans” later in this proxy statement.

Other Benefits, Including Perquisites. The Company provides its executive officers with employee benefits and perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical benefits coverage, retirement benefits and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include the availability of financial planning, payment of the cost of an annual physical exam and limited spousal travel. The Company also pays periodic dues and fees for certain club memberships for the named executive officers and other designated officers. In addition, executive officers receive tax gross-ups to reimburse the officer for certain tax liabilities. None of these perquisites exceeded the greater of $25,000 or 10% of the officer’s total perquisites in 2006, except for certain relocation expenses paid to Mr. Fleming in the amount of $52,451. We believe this one-time payment of relocation expenses was appropriate to recruit an executive officer of Mr. Fleming’s caliber and experience. For a more detailed discussion of perquisites made available to our named executive officers, please refer to the notes following the Summary Compensation Table below.

In addition, each of our executive officers participates in a death benefit only plan. Under the terms of the plan, upon an executive officer’s death a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary if the officer is employed by WEC at the time of death or the after-tax value of one times final base salary if death occurs post-retirement.

Severance Benefits and Change in Control. Competitive practices dictate that companies should provide reasonable severance benefits to employees. In addition, we believe it is important to provide protections to our executive officers in connection with a change in control of WEC. Our belief is that the interests of stockholders will be best served if the interests of our executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Compensation Committee has approved severance programs that provide for severance benefits in the event of a change in control to designated executives and other key employees. Of our named executive officers, only Mr. Salustro participated in these general severance programs. Mr. Salustro retired effective February 28, 2007.

Each of Messrs. Klappa, Leverett, Kuester and Fleming has an employment agreement with the Company, which includes change in control and severance provisions. Under the terms of these agreements, the applicable named executive officer is entitled to certain benefits in the event of a termination of employment. In the event of a termination of employment (1) by us for any reason other than cause, death or disability in anticipation of or following a change in control, (2) by the applicable executive officer for good reason in connection with or in anticipation of a change in control or (3) by the applicable executive officer after completing one year of service following a change in control, each named executive officer is generally entitled to:

•

A lump sum payment equal to three times: (1) the highest annual base salary in effect during the last three years and (2) the higher of the current year target bonus amount or the highest bonus paid in any of the last three years;

•

A lump sum payment assuming three years of additional credited service under the qualified and non-qualified retirement plans based upon the highest annual base salary in effect during the last three fiscal years and highest bonus amount;

•	A lump sum payment equal to the value of three additional years of Company match in the 401(k) plan and the WEC Executive Deferred Compensation Plan;

•	Continuation of health and certain other welfare benefit coverage for three years following termination of employment;

•	Full vesting of stock options, restricted stock and performance units;

•	Financial planning services and other benefits; and

•	A gross-up payment should any payments trigger federal excise taxes as a “parachute payment.”

In the absence of a change in control, if we terminate the employment of the applicable executive officer for any reason other than cause, death or disability, or the applicable executive officer terminates his or her employment for good reason, the payments to the applicable named executive officer will be the same as those described above, except that with respect to Messrs. Leverett, Kuester and Fleming, (1) the multiple for the lump sum payment in the first bullet point will be reduced to two, (2) the number of additional years of credited service for qualified and non-qualified retirement plans will be two, (3) the number of additional years of matching in the 401(k) plan and the Executive Deferred Compensation Plan will be two years, and (4) health and certain other welfare benefits will continue for two years following termination of employment.

In addition, our supplemental executive retirement plan provides that in the event of a change in control, each named executive officer will be entitled to a lump sum payment of amounts due under the plan without regard to whether such officer’s employment has been terminated.

For a more detailed discussion of the benefits and tables that describe payouts under various termination scenarios, see “Potential Payments upon Termination or Change in Control” later in this proxy statement.

Impact of Prior Compensation. The Compensation Committee did not consider the amounts realized or realizable from prior incentive compensation awards in establishing the levels of short-term and long-term incentive compensation for 2006.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. While the Compensation Committee takes into consideration the provisions of Section 162(m), maintaining tax deductibility is but one consideration among many in the design of the executive compensation program.

With respect to 2006 compensation for the named executive officers, the annual stock option grants under the 1993 Omnibus Stock Incentive Plan have been structured to qualify as performance-based compensation under Section 162(m). Annual cash incentive awards under the STPP and performance units under the Performance Unit Plan do not qualify for tax deductibility under

Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

John F. Bergstrom, Committee Chair John F. Ahearne Ulice Payne, Jr.

EXECUTIVE OFFICERS’ COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to WEC’s Chief Executive Officer, Chief Financial Officer and each of WEC’s other three most highly compensated executive officers (the “named executive officers”) during 2006.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)		All Other Compensation (10) (11)		Total
		($)	($)	($)	($)	($)	($)		($)		($)
Gale E. Klappa
Chairman of the Board,	2006	1,005,000	—	1,392,112	1,422,493	2,060,250	1,838,928	(5)	209,828	(12)	7,928,611
President and Chief
Executive Officer of
WEC, WE and WG

Allen L. Leverett
Executive Vice President	2006	538,200	—	767,686	520,850	882,648	— (6)		79,542		2,788,926
and Chief Financial
Officer of WEC, WE
and WG

Frederick D. Kuester
Executive Vice President	2006	582,000	—	787,223	520,850	954,480	689,533(7)		116,210		3,650,296
of WEC and WG;
Executive Vice
President and Chief
Operating Officer of
WE

Larry Salustro
Executive Vice President	2006	424,872	—	823,758	520,850	518,344	575,196	(8)	115,895		2,978,915
of WEC, WE and
WG

James C. Fleming
Executive Vice President	2006	400,008	150,000(1)	145,153	192,250	574,012	147,488	(9)	271,484		1,880,395
and General Counsel
of WEC, WE and
WG

(1)	Represents a one-time signing bonus paid to Mr. Fleming upon commencement of employment.
(2)

The amounts reported reflect the amounts recognized for financial statement reporting purposes in our 2006 consolidated financial statements in accordance with SFAS 123R for stock option awards and performance unit awards made in 2005 and 2006, performance share awards made in 2004 and various restricted stock grants that have not yet vested. The expenses related to performance shares, performance units and restricted stock are reflected in column (e) above and the expenses related to stock options are reflected in column (f) above. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts recognized for financial statement reporting purposes, depending upon Company performance and the executive’s number of additional years of service with the Company. In accordance with Item 402 of Regulation S-K, the amounts reported in the table above do not reflect the amount of estimated forfeitures related to service-based vesting conditions used for financial reporting purposes. In accordance with SFAS 123R, we made certain assumptions in our valuation of the stock options, the performance units/shares and the restricted stock for financial reporting purposes. See “Stock Options” in Note A — Summary of Significant Accounting Policies and Note J — Common Equity in the Notes to Consolidated Financial Statements in our 2006 Annual Report on Form 10-K for a description of these assumptions (which Notes are also included in the 2006 Annual Financial Statements and Review of Operations). The assumptions made in connection with the valuation of the stock options are the same as described in Note A and Note J, except for the expected life of the options which is 6.5 years. The change in the expected life of the options to 6.5 years from 6.3 years, as set forth in Note A, results from none of the named executive officers being “retirement eligible” as of December 31, 2006 whereas the assumption described in Note A is a weighted average of all option holders, some of who are “retirement eligible.”

The reported amounts for 2006 include expenses attributable to stock options and unvested stock awards granted in prior years, respectively, for each named executive officer as follows: Mr. Klappa – $776,533 and $923,840; Mr. Leverett – $277,333 and $565,190; Mr. Kuester – $277,333 and $584,727; Mr. Salustro – $277,333 and $621,262; and Mr. Fleming – $0 and $0. For

additional information regarding the value of option awards and stock awards granted in 2006, see column (l) in “Grants of Plan-Based Awards for Fiscal Year 2006.”

In December 2004, the Compensation Committee approved the acceleration of vesting of all unvested options awarded, including those awarded to executive officers, in 2002, 2003 and 2004 in anticipation of the impact of adoption of SFAS 123R. Therefore, the reported amounts only reflect compensation expense for two years of option awards (2005 and 2006) and do not reflect any compensation expense for the options awarded to the named executive officers in 2004 as they were fully vested prior to 2006.

(3)

Consists of amounts earned under Wisconsin Energy’s Short-Term Performance Plan for 2006. See Note (2) under Grants of Plan-Based Awards for Fiscal Year 2006 for a description of the terms of these awards.

(4)

The amounts reported reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans from December 31, 2005 to December 31, 2006. The named executive officers did not receive any above-market or preferential earnings on deferred compensation in 2006. A change in the assumptions used to calculate the actuarial present values under Wisconsin Energy’s defined benefit plans as a result of a change in the tax laws caused Mr. Leverett’s reported amount to be negative. The tax laws no longer allow for an acceleration of nonqualified retirement benefits, and therefore our actuarial valuation now assumes a life annuity rather than a lump sum payment for the nonqualified benefits. The discount rate used to measure the actuarial present value under the nonqualified plans changed to 5.75% from 4.68%. The change affects all named executive officers, but only Mr. Leverett’s balance was small enough to result in a negative change in present value. This change in assumptions does not constitute a plan change.

(5)

Wisconsin Energy’s pension benefit obligations to Mr. Klappa will be offset by pension benefits Mr. Klappa is entitled to receive from a prior employer for nearly 29 years of service. The amount reported for Mr. Klappa represents only Wisconsin Energy’s obligation of the aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Klappa’s total accumulated pension benefit for which Wisconsin Energy will be responsible. The total aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit is $1,970,360 – $131,432 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s prior employer becomes unable to pay its portion of Mr. Klappa’s accumulated pension benefit, Wisconsin Energy is obligated to pay the total amount.

(6)	The aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit under all defined benefit plans is ($109,950).
(7)

Wisconsin Energy’s pension benefit obligations to Mr. Kuester will be offset by pension benefits Mr. Kuester is entitled to receive from a prior employer for nearly 32 years of service. The amount reported for Mr. Kuester represents only Wisconsin Energy’s obligation of the aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Kuester’s total accumulated pension benefit for which Wisconsin Energy will be responsible. The total aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit is $802,868 – $113,335 of which we estimate the prior employer is obligated to pay. If Mr. Kuester’s prior employer becomes unable to pay its portion of Mr. Kuester’s accumulated pension benefit, Wisconsin Energy is obligated to pay the total amount.

(8)

The amount reported for Mr. Salustro represents the total aggregate change in the actuarial present value of Mr. Salustro’s accumulated benefit. Wisconsin Energy’s pension benefit obligations to Mr. Salustro will be offset by pension benefits Mr. Salustro is entitled to receive from a prior employer. We are currently unable to determine the amount of this offset.

(9)

In addition to Mr. Fleming’s participation in Wisconsin Energy’s qualified pension plan and supplemental executive retirement plan, the present value of the amount to be credited to a special supplemental pension account is $126,418, which will be paid upon termination of employment after age 65. See “Pension Benefits at Fiscal Year-End 2006” and “Retirement Plans” later in this proxy statement for additional details.

(10)	Messrs. Klappa, Leverett, Kuester, Salustro and Fleming received perquisites in 2006 as indicated below.

Named Executive Officer
Type of Perquisite	Gale E. Klappa	Allen L. Leverett	Frederick D. Kuester	Larry Salustro	James C. Fleming
Club Dues	X	X	X		X
Financial Planning	X	X	X	X	X
Medical Physical	X	X	X	X	X
Relocation			X		X(a)
Spousal Travel	X(b)

(a)	Mr. Fleming received relocation benefits in the amount of $52,451, consisting of amounts paid to a third party relocation company and one month’s base salary.
(b)

Mr. Klappa’s spouse will occasionally accompany him on certain business trips, flying on the airplane in which we own a partial interest. The amounts reported for Mr. Klappa do not reflect any incremental cost for this travel as the airplane cost is the same regardless of whether his spouse travels. The only cost to Wisconsin Energy related to Mr. Klappa’s spouse’s travel is the tax gross-up paid to Mr. Klappa to reimburse him for taxes paid on compensation imputed pursuant to the Internal Revenue Code, which amount is separately reflected in the Summary Compensation Table as described in Note (11) below.

(11)

We maintain a Death Benefit Only Plan. Pursuant to the terms of the Plan, upon an officer’s death a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary if the officer is employed by Wisconsin Energy at the time of death or the after-tax value of one times final base salary if death occurs post-retirement. We recognized an expense for the Death Benefit Only Plan as follows in 2006: Mr. Klappa ($65,725), Mr. Leverett ($13,821), Mr. Kuester ($41,124), Mr. Salustro ($53,909) and Mr. Fleming ($174,031). Much of the expense recognized for Mr. Fleming is a “catch-up” amount because he is over the age of 60 and 2006 was his first year of employment with the Company.

In addition to the perquisites and amounts recognized under the Death Benefit Only Plan identified above, All Other Compensation for Messrs. Klappa, Leverett, Kuester, Salustro and Fleming consist of:

•	Employer matching of contributions into the 401(k) plan in the amount of $6,600 for each named executive;

•

“Make-whole” payments under the Executive Deferred Compensation Plan that provide a match at the same level as the 401(k) plan (3% for up to 6% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $81,435, $34,343, $37,680, $25,723 and $9,000, respectively; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $18,696, $8,276, $7,022, $5,476 and $13,751, respectively.

(12)

Includes $14,406 attributable to Wisconsin Energy’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board of Directors. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

Percentages of Total Compensation. For Messrs. Klappa, Leverett, Kuester, Salustro and Fleming, (1) salary (as reflected in column (c) above) represented approximately 13%, 19%, 16%, 14% and 21%, respectively, of total compensation (as shown in column (j) above) for 2006, (2) annual incentive compensation (as reflected in column (g) above) represented approximately 26%, 32%, 26%, 17% and 31%, respectively, of total compensation in 2006, and (3) salary and annual incentive compensation together represented approximately 39%, 51%, 42%, 32% and 52%, respectively, of total compensation in 2006.

Grants of Plan-Based Awards for Fiscal Year 2006

The following table shows additional data regarding incentive plan awards to the named executive officers in 2006.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)		(l)
Name	Grant Date	Action Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards(4)			Grant Date Fair Value of Stock and Option Awards(7)
			Threshold	Target	Maximum	Threshold	Target	Maximum			Number of Securities Underlying Options	Exercise or Base Price(5)	Closing Market Price(6)
			($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	($/Sh)	($)
Gale E. Klappa	1/18/06	—	502,500	1,005,000	2,110,500	—	—	—	—		—	—	—	—
	1/03/06	12/12/05	—	—	—	7,400	29,600	51,800	—		—	—	—	1,181,040
	1/03/06	12/12/05	—	—	—	—	—	—	—		252,000	39.475	39.90	1,937,880
Allen L. Leverett	1/18/06	—	215,280	430,560	904,176	—	—	—	—		—	—	—	—
	1/03/06	12/12/05	—	—	—	3,200	12,800	22,400	—		—	—	—	510,720
	1/03/06	12/12/05	—	—	—	—	—	—	—		95,000	39.475	39.90	730,550
Frederick D. Kuester	1/18/06	—	232,800	465,600	977,760	—	—	—	—		—	—	—	—
	1/03/06	12/12/05	—	—	—	3,200	12,800	22,400	—		—	—	—	510,720
	1/03/06	12/12/05	—	—	—	—	—	—	—		95,000	39.475	39.90	730,550
Larry Salustro	1/18/06	—	169,949	339,898	713,786	—	—	—	—		—	—	—	—
	1/03/06	12/12/05	—	—	—	3,200	12,800	22,400	—		—	—	—	510,720
	1/03/06	12/12/05	—	—	—	—	—	—	—		95,000	39.475	39.90	730,550
James C. Fleming	1/18/06	—	140,003	280,006	588,013	—	—	—	—		—	—	—	—
	1/03/06	12/12/05	—	—	—	1,975	7,900	13,825	—		—	—	—	315,210
	1/06/06	11/23/05	—	—	—	—	—	—	2,500	(8)	—	—	—	100,875
	1/03/06	12/12/05	—	—	—	—	—	—	—		75,000	39.475	39.90	576,750

(1)	On December 12, 2005, the Compensation Committee awarded the 2006 option and performance unit grants effective the first trading day of 2006 (January 3, 2006).
(2)

Non-equity incentive plan awards consist of awards under Wisconsin Energy’s Short-Term Performance Plan. The target bonus levels established for each of Messrs. Klappa, Leverett, Kuester, Salustro and Fleming for 2006 were 100%, 80%, 80%, 80% and 70% of base salary, respectively. Pursuant to the terms of their respective employment agreements, the target bonus levels for each of Messrs. Klappa, Leverett and Kuester may not be adjusted downward except by an action of the Board or Compensation Committee which lowers the target bonus for the entire senior executive group. Based on certain financial and operational goals established by the Compensation Committee, actual payments to the named executive officers could have ranged from 0% of the target award to 210% of the target. Based on actual performance for 2006, each named executive officer (other than Mr. Salustro) earned 205% of the target award and these amounts are reported above in the Summary Compensation Table. For a more detailed description of the STPP and Mr. Salustro’s payout, see the Compensation Discussion and Analysis above.

(3)

Consists of performance units awarded under the Wisconsin Energy Corporation Performance Unit Plan. Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units which have become vested by the fair market value of Wisconsin Energy’s common stock on the date of vesting. The number of performance units that ultimately will vest is dependent upon Wisconsin Energy’s total stockholder return over a three-year period ending December 31, 2008 as compared to the total stockholder return of a Custom Peer Group consisting of 30 companies that Wisconsin Energy believes provides an accurate representation of its peers. These companies, similar to WEC in terms of business model and long-term strategies, are: Allegheny Energy, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; Consolidated Edison, Inc.; DTE Energy Company; Duke Energy Corp.; Energy East Corporation; Entergy Corporation; Exelon Corporation; FirstEnergy Corp.; FPL Group, Inc.; NiSource Inc.; Northeast Utilities; Nstar; OGE Energy Corp.; Pinnacle West Capital Corporation; Pepco Holdings, Inc.; Progress Energy Inc.; Public Service Enterprise Group Incorporated; Puget Energy, Inc.; SCANA Corporation; Sempra Energy; Sierra Pacific Resources; The Southern Company; Westar Energy, Inc.; Wisconsin Energy Corporation; WPS Resources Corporation (now known as Integrys Energy Group, Inc.); and Xcel Energy Inc. In 2006, Cinergy Corp. and Duke Energy Corp. merged. Cinergy Corp. was part of the Custom Peer Group, but was replaced by Duke Energy Corp. after the merger.

Total stockholder return is the calculation of total return (stock price appreciation plus reinvested dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period. The regular vesting schedule for the performance units is as follows:

Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If Wisconsin Energy’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating the appropriate vesting percentage. Except as discussed herein, unvested performance units are immediately forfeited upon cessation of employment with Wisconsin Energy prior to completion of the three-year performance period.

The performance units will vest immediately at the target 100% rate upon (1) the termination of the named executive officer’s employment by reason of disability or death or (2) a change in control of Wisconsin Energy while employed by the Company. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment by reason of retirement prior to the end of the three-year performance period. Participants, including the named executive officers, will receive a cash dividend when Wisconsin Energy declares a dividend on its common stock in an amount equal to the number of performance units granted to the named executive officer at the target 100% rate multiplied by the amount of the dividend paid on a share of common stock. The performance units have no voting rights attached to them.

(4)

Consists of non-qualified stock options to purchase shares of Wisconsin Energy common stock pursuant to the 1993 Omnibus Stock Incentive Plan, as amended. These options have exercise prices equal to the fair market value of Wisconsin Energy common stock on the date of grant. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The options fully vest and become exercisable three years from the date of grant. Notwithstanding the preceding sentence, the options become immediately exercisable upon the occurrence of a change in control or termination of employment by reason of retirement, disability or death. The exercise price may be paid by delivery of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, as amended, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent).

(5)

The exercise price of the option awards is equal to the fair market value of Wisconsin Energy’s common stock on the date of grant, January 3, 2006. Fair market value is the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

(6)	Reflects the closing market price of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.
(7)

Grant date fair value of each award as determined in accordance with SFAS 123R, which includes the value of the right to receive dividends. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance and the executive’s number of additional years of service with the Company.

(8)

Consists of restricted stock granted to Mr. Fleming effective January 6, 2006, which vests at the rate of 20% for each year of service until 100% vesting occurs on January 6, 2011. Notwithstanding the preceding sentence, 100% vesting may occur upon death or disability while Mr. Fleming is employed by Wisconsin Energy, a change in control of the Company or by action of the Compensation Committee. Wisconsin Energy granted the restricted stock pursuant to the terms of the Letter Agreement between Wisconsin Energy and Mr. Fleming, dated November 23, 2005 and effective as of January 3, 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other stock awards held by the named executive officers at fiscal year-end 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options: Exercisable(1)	Number of Securities Underlying Unexercised Options: Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(3)
	(#)	(#)	(#)	($)		(#)		($)	(#)		($)
Gale E. Klappa	250,000	—	—	25.3100	4/14/13	—		—	—		—
	200,000	—	—	33.4350	1/02/14	—		—	—		—
	—	280,000	—	34.2000	1/18/15	—		—	—		—
	—	252,000	—	39.4750	1/03/16	—		—	—		—
	—	—	—	—	—	30,171	(4)	1,431,916	—		—
	—	—	—	—	—	—		—	35,875	(9)	1,702,628	(9)
	—	—	—	—	—	—		—	29,600	(10)	1,404,816	(10)
Allen L. Leverett	200,000	—	—	29.1300	7/01/13	—		—	—		—
	150,000	—	—	33.4350	1/02/14	—		—	—		—
	—	100,000	—	34.2000	1/18/15	—		—	—		—
	—	95,000	—	39.4750	1/03/16	—		—	—		—
	—	—	—	—	—	8,361	(5)	396,813	—		—
	—	—	—	—	—	—		—	15,750	(9)	747,495	(9)
	—	—	—	—	—	—		—	12,800	(10)	607,488	(10)
Frederick D. Kuester	200,000	—	—	31.0700	10/13/13	—		—	—		—
	150,000	—	—	33.4350	1/02/14	—		—	—		—
	—	100,000	—	34.2000	1/18/15	—		—	—		—
	—	95,000	—	39.4750	1/03/16	—		—	—		—
	—	—	—	—	—	18,119	(6)	859,928	—		—
	—	—	—	—	—	—		—	15,750	(9)	747,495	(9)
	—	—	—	—	—	—		—	12,800	(10)	607,488	(10)
Larry Salustro	40,000	—	—	27.6530	12/17/07	—		—	—		—
	10,000	—	—	29.3438	5/19/08	—		—	—		—
	10,000	—	—	27.3130	6/02/09	—		—	—		—
	50,000	—	—	19.9690	4/03/10	—		—	—		—
	75,000	—	—	20.3900	2/07/11	—		—	—		—
	75,000	—	—	22.6550	1/02/12	—		—	—		—
	125,000	—	—	25.4100	1/02/13	—		—	—		—
	150,000	—	—	33.4350	1/02/14	—		—	—		—
	—	100,000	—	34.2000	1/18/15	—		—	—		—
	—	95,000	—	39.4750	1/03/16	—		—	—		—
	—	—	—	—	—	28,802	(7)	1,366,943	—		—
	—	—	—	—	—	—		—	15,750	(9)	747,495	(9)
	—	—	—	—	—	—		—	12,800	(10)	607,488	(10)
James C. Fleming	—	75,000	—	39.4750	1/03/16	—		—	—		—
	—	—	—	—	—	2,554	(8)	121,213	—		—
	—	—	—	—	—	—		—	7,900	(10)	374,934	(10)

(1)	All options reported in this column are fully vested and exercisable.
(2)

All options reported in this column with an exercise price of $34.20 and an expiration date of January 18, 2015, fully vest and become exercisable on January 18, 2008. All options reported in this column with an exercise price of $39.475 and an expiration date of January 3, 2016, fully vest and become exercisable on January 3, 2009.

(3)	Based on the closing price of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on December 29, 2006, the last trading day of the year.

(4)

Effective April 14, 2003, Mr. Klappa was granted a restricted stock award of 39,510 shares which vests at the rate of 10% for each year of service until 100% vesting occurs on April 14, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of the Company, (d) Mr. Klappa for good reason, or (e) the Company without cause, or (2) action by the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on the restricted stock.

(5)

Effective July 1, 2003, Mr. Leverett was granted a restricted stock award of 28,850 shares. Two-thirds of the shares vested on July 1, 2005 and the remaining one-third vest at the rate of 20% for each year of service after that date until 100% vesting occurs on July 1, 2010. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of the Company, (d) Mr. Leverett for good reason, or (e) the Company without cause, or (2) action by the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on the restricted stock.

(6)

Effective October 13, 2003, Mr. Kuester was granted a restricted stock award of 24,140 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on October 13, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of the Company, (d) Mr. Kuester for good reason, or (e) the Company without cause, or (2) action by the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on the restricted stock.

(7)

Effective each of May 19, 1998, June 2, 1999, October 21, 2000 and February 7, 2001, Mr. Salustro was granted shares of restricted stock that vest in full ten years from the respective grant date, subject to a performance accelerator. The performance accelerator is triggered by achieving certain cumulative earnings per share targets measured from the respective grant date. Ten percent annually is available for accelerated vesting and the stock is subject to cumulative vesting. Earlier vesting may occur due to termination of employment by death, disability or a change in control of the Company or by action of the Compensation Committee. In addition, the stock vests upon retirement at or after attainment of age 60. Mr. Salustro retired effective February 28, 2007, at which time he had reached age 60.

In addition, effective April 29, 2003, Mr. Salustro was granted a restricted stock award that vests upon retirement at or after attainment of age 60. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on the restricted stock.

(8)

Effective January 6, 2006, Mr. Fleming was granted a restricted stock award of 2,500 shares, which vest at the rate of 20% for each year of service until 100% vesting occurs on January 6, 2011. Earlier vesting may occur due to termination of employment by death, disability or a change in control of the Company or by action of the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on the restricted stock.

(9)

The number of performance units reported vest at the end of the three-year performance period ending December 31, 2007. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount.

(10)

The number of performance units reported vest at the end of the three-year performance period ending December 31, 2008. The number of performance units reported and their corresponding value are based upon a payout at the target amount.

Option Exercises and Stock Vested for Fiscal Year 2006

This table shows the number and value of (1) stock options that were exercised by the named executive officers, (2) restricted stock awards that vested and (3) performance shares that were earned in 2006.

(a)	(b)	(c)	(d)		(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
	(#)	($)	(#)		($)
Gale E. Klappa	—	—	4,379	(1)	167,869	(2)
	—	—	21,177	(3)	985,154	(4)
Allen L. Leverett	—	—	2,069	(1)	83,358	(2)
	—	—	17,919	(3)	833,592	(4)
Frederick D. Kuester	—	—	2,666	(1)	119,050	(2)
	—	—	17,919	(3)	833,592	(4)
Larry Salustro	—	—	344	(1)	14,458	(2)
	—	—	17,919	(3)	833,592	(4)
James C. Fleming	—	—	—		—
	—	—	—		—

(1)	Reflects the number of shares of restricted stock that vested.
(2)

Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of Wisconsin Energy common stock on the date of vesting. We compute fair market value as the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(3)

Reflects the number of performance shares that were earned in 2006. Pursuant to the terms of the performance shares as amended by the Compensation Committee, each participant, including the named executive officers, was entitled to elect to receive shares of our common stock or a cash payment based on the closing market price of shares of WEC common stock on the vesting date. Each named executive officer elected to receive a cash payment in lieu of shares of WEC common stock. Although the performance shares were earned as of December 31, 2006, the end of the applicable three-year performance period, the shares did not vest until the Compensation Committee took action on January 8, 2007.

(4)

Performance shares value realized is determined by multiplying the number of performance shares that vested by the closing market price of Wisconsin Energy common stock on the date of vesting, January 8, 2007.

Pension Benefits at Fiscal Year-End 2006

The following table sets forth information for each named executive officer regarding their pension benefits at fiscal year-end 2006 under WEC’s four different retirement plans discussed below.

(a)	(b)	(c)		(d)	(e)
Name	Plan Name	Number of Years Credited Service(1)		Present Value of Accumulated Benefit(2)(3)	Payments During Last Fiscal Year
		(#)		($)	($)
Gale E. Klappa	WEC Plan	3.67		58,449	—
	SERP A	3.67		490,722	—
	Individual Letter Agreement	29.33		5,185,010	—

Allen L. Leverett	WEC Plan	3.50		47,599	—
	SERP A	3.50		314,547	—
	Individual Letter Agreement	18.00		708,537	—

Frederick D. Kuester	WEC Plan	3.17		46,191	—
	SERP A	3.17		200,970	—
	Individual Letter Agreement	34.33		3,133,137	—

Larry Salustro	WEC Plan	9.00		157,980	—
	SERP A	9.00		261,196	—
	SERP B	—	(4)	979,590	—
	Individual Letter Agreement	34.92		5,066,580	—

James C. Fleming	WEC Plan	1.00		11,588	—
	SERP A	1.00		9,481	—
	Individual Letter Agreement	1.00		126,418	—

(1)

Years of service are computed as of December 31, 2006, the pension plan measurement date used for financial statement reporting purposes. Messrs. Klappa, Leverett, Kuester and Salustro have been credited with 25.66, 14.5, 31.16 and 25.92 years of service, respectively, pursuant to the terms of their Individual Letter Agreements (ILAs). The increase in the aggregate amount of each of Messrs. Klappa’s, Leverett’s, Kuester’s and Salustro’s accumulated benefit under all of Wisconsin Energy’s retirement plans resulting from the additional years of credited service is the amount identified in connection with each respective ILA set forth in column (d).

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:

•	First projected unreduced retirement age based on current service:
-	For Messrs. Klappa, Leverett and Fleming, age 65.
-	For Messrs. Kuester and Salustro, age 62.
•	Discount rate of 5.75%.
•	Cash balance interest crediting rate of 7.375%.
•	Form of payment:
-	WEC Plan: Lump sum.
-	SERP: Life annuity.
-	ILA: Life annuity, other than Mr. Fleming who we assume will receive a lump sum payment.
•	Mortality Table, for life annuity:
-	Messrs. Klappa, Leverett, Kuester and Salustro—RP2000 with projection to 2010—Male.
-	Mr. Fleming – N/A.

(3)

Wisconsin Energy’s pension benefit obligations to Messrs. Klappa and Kuester will be partially offset by pension benefits Messrs. Klappa and Kuester are entitled to receive from their former employers. The amounts reported for Messrs. Klappa and Kuester represent only Wisconsin Energy’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Klappa’s and Kuester’s accumulated benefit under all of the plans is $8,171,649 and $5,561,003, respectively, $2,437,468 and $2,180,705 of which we estimate the prior employer is obligated to pay. If either Mr. Klappa’s or Mr. Kuester’s former employer becomes unable to pay its portion of Mr. Klappa’s or Mr. Kuester’s accumulated pension benefit, Wisconsin Energy is obligated to pay the total amount.

The amount reported for Mr. Leverett represents the total aggregate present value of his accumulated benefit under all of the plans. Wisconsin Energy’s pension benefit obligations to Mr. Leverett will be offset by pension benefits he is entitled to receive from a prior employer.

The amount reported for Mr. Salustro represents the total aggregate present value of his accumulated benefit under all of the plans. Wisconsin Energy’s pension benefit obligations to Mr. Salustro will be offset by pension benefits he is entitled to receive from a prior employer. We are currently unable to determine the amount of this offset.

(4)

Pursuant to the terms of SERP B, participants are not entitled to any payments until after they retire at or after age 60, regardless of how many years they have been employed with the Company. Therefore, there are no years of credited service associated with participation in SERP B.

Retirement Plans

Wisconsin Energy maintains four different plans providing for retirement payments and benefits: a defined benefit pension plan of the cash balance type (WEC Plan); two supplemental executive retirement plans (SERP A and SERP B); and Individual Letter Agreements with each of the named executive officers. The compensation currently considered for purposes of the retirement plans (other than the WEC Plan) for Messrs. Klappa, Leverett, Kuester and Salustro is $2,423,046, $1,248,942, $1,182,868 and $944,347, respectively. These amounts represent the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Under the terms of Mr. Fleming’s employment agreement with WEC, the compensation considered for purposes of the retirement plans (other than the WEC Plan) is $400,008. This amount represents the cash compensation paid to Mr. Fleming in 2006. As of December 31, 2006, Messrs. Klappa, Leverett, Kuester, Salustro and Fleming currently have or are considered to have 29.33, 18.00, 34.33, 34.92 and 1.00 credited years of service, respectively, under the various supplemental plans described below. Messrs. Klappa, Kuester, Leverett and Salustro are not entitled to these supplemental benefits until they attain the age of 60. Mr. Fleming was not granted additional years of credited service.

The WEC Plan. Most regular full-time and part-time employees, including the named executive officers, participate in the WEC Plan. The WEC Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%. Additionally, the WEC Plan provides that up to an additional 2% of base pay may be earned based upon achievement of earnings targets.

The life annuity payable under the WEC Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued. This amount will continue to increase until December 31, 2010, at which time it will be frozen. Upon retirement, participants will receive the greater of this amount or the cash balance.

For the named executive officers other than Mr. Fleming who does not participate in the prior plan formula, estimated benefits under the “grandfathered” formula are higher than under the cash balance plan formula. Although all of the named executive officers participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Klappa’s, Leverett’s, Kuester’s and Salustro’s total retirement benefits would currently be determined by the prior plan benefit formula if they were to retire at or after age 60. These benefits are payable under the Individual Letter Agreements, not the WEC Plan. The named executive officers would receive the cash balance in their accounts if they were to terminate employment prior to attaining the age of 60.

Under the WEC Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $220,000 of pension eligible earnings (base pay) may be considered for purposes of the WEC Plan.

Supplemental Executive Retirement Plans and Individual Letter Agreements. Designated officers of Wisconsin Energy and Wisconsin Electric Power Company, including all of the named executive officers, participate in the Supplemental Executive Retirement Plan (SERP). There are two components of the SERP (SERP A and SERP B). SERP A provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation. In addition, pursuant to the terms of SERP B, Mr. Salustro also will receive a supplemental lifetime annuity, equal to 10% of the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Except for a “change in control” of Wisconsin Energy, as defined in the SERP, and pursuant to the terms of the Individual Letter Agreements discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP. SERP B is only provided to a grandfathered group of officers and was designed to provide an incentive to key employees to remain with the Company until retirement or death. The Compensation Committee determined to eliminate the SERP B benefit a number of years ago.

Wisconsin Energy has entered into an agreement with Mr. Salustro who cannot accumulate by normal retirement age the maximum number of years of credited service under the pension plan formula in effect immediately before the change to the cash balance formula. According to Mr. Salustro’s agreement, Mr. Salustro at retirement will receive supplemental retirement payments which will make his total retirement benefits at age 60 or older substantially the same as those payable to employees who are age 60 or older, who are in the same compensation bracket and who became plan participants at the age of 25, offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers. Mr. Salustro retired effective February 28, 2007, at which time he had reached the age of 60.

Wisconsin Energy has entered into agreements with Messrs. Klappa, Leverett and Kuester to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Plan at age 27 for Mr. Klappa, on January 1, 1989 for Mr. Leverett, and at the age of 22 for Mr. Kuester. The retirement benefits payable to Messrs. Klappa, Leverett and Kuester will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Klappa’s, Leverett’s and Kuester’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by the Company. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Klappa’s, Leverett’s and Kuester’s prior employers.

Wisconsin Energy has entered into an agreement with Mr. Fleming to provide him a special supplemental pension to keep him whole for pension benefits he would have received from his prior employer. Wisconsin Energy will credit Mr. Fleming’s account with a minimum of $80,000 annually, and will credit up to an additional $40,000 annually based on performance against Company goals as determined by the Compensation Committee. The amounts credited to Mr. Fleming’s account will earn interest as if it had been credited to the WEC Plan. The account balance vests at the earlier of 5 years from the date Mr. Fleming commenced employment (January 3, 2011) or age 65, and will be paid pursuant to the terms of the SERP. Mr. Fleming also participates in the WEC Plan and SERP A, without any additional years of credited service.

The purpose of these agreements is to ensure that Messrs. Klappa, Leverett, Kuester, Salustro and Fleming do not lose pension earnings by joining the executive management team at Wisconsin Energy they otherwise would have received from their former employers. Since retirement plans operate in a manner where accrued amounts increase substantially as a participant increases in age and years of service, these officers forego substantial pension benefits by coming to work for Wisconsin Energy. Without providing a means to retain these pension benefits, it would have been difficult for Wisconsin Energy to attract these officers.

The plans and agreements provide in the instance of a change in control and, absent a deferral election, mandatory lump sum payments without regard to whether the executive’s employment has terminated. The Wisconsin Energy Amended Non-Qualified Trust, a grantor trust, was established to fund certain non-qualified benefits, including the SERP and the Individual Letter Agreements, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan discussed later in this proxy statement. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Nonqualified Deferred Compensation for Fiscal Year 2006

The following table reflects activity by the named executive officers during 2006 in WEC’s Executive Deferred Compensation Plan discussed below.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End(2)
	($)	($)	($)	($)	($)
Gale E. Klappa	166,021	81,435	75,358	—	1,090,307
Allen L. Leverett	117,123	34,343	167,367	—	1,460,043
Frederick D. Kuester	82,739	37,680	75,882	—	862,604
Larry Salustro	64,645	25,723	83,336	—	594,542
James C. Fleming	25,268	9,000	1,906	—	36,175

(1)	All of the reported amounts are reported as compensation in the Summary Compensation Table of this proxy statement.
(2)

$705,030, $922,602, $515,015 and $276,321 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Klappa, Leverett, Kuester and Salustro, respectively.

Executive Deferred Compensation Plan

Executive officers and certain other highly compensated employees are eligible to participate in the WEC Executive Deferred Compensation Plan. Under the plan, a participant may defer up to 100% of his or her base salary, annual incentive compensation, long-term incentive compensation (including the value of any stock option gains, vested awards of restricted stock, performance shares and units and dividends earned on unvested performance shares and units), severance payments due under WEC’s Executive Severance Policy or under any change in control agreement between the Company and a participant, and any “make whole” pension supplements.

Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of base salary actually deferred. Also, the Company, in its discretion, may credit any other amounts, as appropriate, to each participant’s account. Additionally, “make whole” payments may be made to participants who are not eligible to participate in the SERP and whose deferrals result in lesser payments under the Company’s qualified pension plan.

The Company tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the available measurement funds. For 2006 and 2007 deferrals, participants may elect from among eight measurement funds that correspond to investment options in our 401(k) plan in addition to the prime rate fund and the Company’s stock measurement fund. Deferred amounts relating to the value of participants’ stock option gains, vested restricted stock and performance shares are always deemed invested in the Company’s stock measurement fund and may not be transferred to any other measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected. The table below shows the funds available under the EDCP and their annual rate of return for the calendar year ended December 31, 2006:

Name of Fund	Rate of Return (%)	Name of Fund	Rate of Return (%)
Fidelity Balanced Fund	11.65	Fidelity U.S. Bond Index Fund	4.33
Fidelity Diversified International Fund	22.52	Prime Rate	8.28
Fidelity Equity – Income Fund	19.81	S&P 500 Fund	15.79
Fidelity Growth Company Fund	9.56	Vanguard Mid-Cap Index	13.60
Fidelity Low-Priced Stock Fund	17.76	WEC Common Stock Fund	24.15

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. For amounts deferred prior to January 1, 2005, a participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Pursuant to the new IRS rules that became effective on January 1, 2005, amounts deferred after that date may not be withdrawn at the discretion of the participant. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment, the participant may elect to receive a payout beginning the year after termination in the amount of his account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) for amounts deferred prior to January 1, 2005, upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of our named executive officers in the event of termination of each executive’s employment. These amounts are in addition to each named executive officers’ aggregate balance in the EDCP at fiscal year-end 2006, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2006.” The amount of compensation payable to each named executive officer upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control”, disability and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2006 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the named executive officers upon termination. The amounts shown under “Normal Retirement” assume the named executive officers were retirement eligible with no reduction of retirement benefits. The amounts reported in the row “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2006.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability. In the event a named executive officer voluntarily terminates employment or is terminated for cause, death or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, pro-rated annual incentive compensation;

•	401(k) plan and EDCP account balances;

•	the WEC Plan cash balance;

•

in the case of death or disability, full vesting in all outstanding stock options, restricted stock and performance units (otherwise, the ability to exercise already vested options within three months of termination); and

•	if termination occurs after age 60, vesting in the SERP and Individual Letter Agreements.

Named executive officers are also entitled to the value of unused vacation days, if any.

Payments Made Upon Normal Retirement. In the event of the retirement of a named executive officer, the officer will receive:

•	full vesting in all outstanding stock options and restricted stock, and a prorated amount of performance units;

•	full vesting in all retirement plans, including the WEC Plan, SERP and Individual Letter Agreements; and

•	401(k) plan and EDCP account balances.

Named executive officers are also entitled to the value of unused vacation days, if any.

Payments Made Upon a Change in Control or Involuntary Termination. Wisconsin Energy has entered into written employment agreements with each of Messrs. Klappa, Leverett, Kuester and Fleming that provide for certain severance benefits as described below.

Under the agreement with Mr. Klappa, severance benefits are provided if his employment is terminated:

•	in anticipation of a change in control by the Company for any reason, other than cause, death or disability;

•	by Mr. Klappa for good reason following a change in control;

•	by Mr. Klappa within six months after completing one year of service following a change in control; or

•	in the absence of a change in control, by the Company for any reason other than cause, death or disability or by Mr. Klappa for good reason.

Upon the occurrence of one of these events, Mr. Klappa’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Klappa’s highest annual base salary in effect in the last three years and highest bonus amount;

•	three years’ continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;

•	a payment equal to the value of three additional years’ of participation in the applicable qualified and non-qualified retirement plans;

•	a payment equal to the value of three additional years of Company match in the 401(k) plan and the EDCP;

•	full vesting in all outstanding stock options, restricted stock and other equity awards;

•	401(k) plan and EDCP account balances;

•	certain financial planning services and other benefits; and

•	in the event of a change in control, a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law.

The highest bonus amount would be calculated as the largest of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years of the Company prior to termination or the change in control. The agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Leverett’s, Mr. Kuester’s and Mr. Fleming’s agreements are substantially similar to Mr. Klappa’s, except that if their employment is terminated by the Company for any reason other than cause, death or disability or by them for good reason in the absence of a change in control:

•	the special lump sum severance benefit is two times the sum of their highest annual base salary in effect for the three years preceding their termination and their highest bonus amount;

•	health and certain other welfare benefits are provided for a two-year period;

•	the special retirement plan lump sum is calculated as if their employment continued for a two-year period following termination of employment; and

•	the payment for 401(k) plan and EDCP match is equal to two years of Company match.

Mr. Leverett’s and Mr. Kuester’s agreements contain a one-year non-compete provision applicable on termination of employment.

Pursuant to the terms of the SERP and Individual Letter Agreements, retirement benefits are paid to the named executive officers upon a change in control, without regard to whether the executive’s employment has been terminated. Participants in the SERP, including the named executive officers, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the Internal Revenue Code on annual compensation recognized under the broad-based plan.

Generally, pursuant to the agreements, a change in control is deemed to occur:

(1)	if any person acquires 20% or more of the Company’s voting securities, other than securities acquired directly from the Company or any of its affiliates;

(2)	if a majority of the Board as of the date of the agreement (or any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the Board who were either directors as of the date of the agreement or who were appointed or elected as set forth herein) are replaced;

(3)

upon the consummation of a merger of the Company or any of its subsidiaries other than (a) a merger where the directors immediately prior to the merger continue to constitute at least a majority of the Board of Directors of the Company, the surviving entity or any parent thereof, or (b) a merger effected to implement a recapitalization of the Company in which no person is or becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(4)	upon a liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets, other than a sale of assets to a company, at least a majority of the Board of which were directors of the Company immediately prior to the sale; or

(5)	if the Board of Directors determines that there has been a change in control of the Company.

Generally, pursuant to the agreements, good reason means:

(1)	solely in the context of a change in control, a material reduction of the executive’s duties and responsibilities;

(2)	any failure by the Company to provide for the continuation of the executive’s compensation at certain prescribed levels following a change in control;

(3)	the relocation of the executive’s principal place of employment after a change in control to a location more than 35 miles from the executive’s principal place of employment immediately prior to the change in control;

(4)	the Company requires the executive to travel on Company business to a materially greater extent than was required immediately prior to a change in control; or

(5)	a material breach of the agreement by the Company.

Mr. Salustro’s employment agreement with the Company did not provide for severance benefits, but he did participate in the Amended and Restated Wisconsin Energy Corporation Special Executive Severance Policy. Under this policy, Mr. Salustro would have been entitled to a lump sum severance payment equal to three times the sum of his current base salary and his highest bonus in the last three years (or his then current target bonus, if higher), a pension lump sum for the equivalent of three years’ worth of additional service and three years’ continuation of health and life insurance coverage. An overall limit would have been placed on benefits to avoid federal excise taxes under the “parachute payment” provisions of the tax law. Mr. Salustro was not entitled to these severance benefits upon his retirement, effective February 28, 2007. Upon his retirement, Mr. Salustro was entitled to (1) the retirement benefits set forth under “Pension Benefits at Fiscal Year-End 2006” and “Retirement Plans,” (2) the aggregate balance in his EDCP account which was $594,542 as of December 31, 2006, (3) the aggregate balance in his 401(k) plan account, and (4) the value of any unused vacation days. In addition, on February 26, 2007, the Compensation Committee accelerated the vesting of all of Mr. Salustro’s outstanding stock options granted in 2005, 2006 and 2007. Mr. Salustro is eligible to participate in all retiree health and other welfare benefits.

The following table shows the potential payments upon termination or a change in control of the Company for Gale E. Klappa.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	8,803,545	8,803,545	—	—
Additional Pension
Credited Service	—	—	—	3,574,938	3,574,938	—	—
Additional 401(k) and EDCP Match	—	—	—	264,106	264,106	—	—

Long-Term Incentive Compensation:
Performance Units	—	116,892	—	2,377,746	2,377,746	2,377,746	2,377,746
Restricted Stock	—	1,431,916	—	1,431,916	1,431,916	1,431,916	1,431,916
Options	—	5,725,020	—	5,725,020	5,725,020	5,725,020	5,725,020

Benefits & Perquisites:
Retirement Plans	58,449	5,734,180	58,449	6,801,479	6,801,479	5,734,180	2,875,777
Health and Welfare Benefits	—	—	—	36,959	36,959	—	—
Excise Tax Gross-Up	—	—	—	—	9,296,287	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—

The following table shows the potential payments upon termination or a change in control of the Company for Allen L. Leverett.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	2,960,488	4,440,732	—	—
Additional Pension Credited Service	—	—	—	486,642	658,421	—	—
Additional 401(k) and EDCP Match	—	—	—	88,815	133,222	—	—

Long-Term Incentive Compensation:
Performance Units	—	487,256	—	1,034,628	1,034,628	1,034,628	1,034,628
Restricted Stock	—	396,813	—	396,813	396,813	396,813	396,813
Options	—	2,084,575	—	2,084,575	2,084,575	2,084,575	2,084,575

Benefits & Perquisites:
Retirement Plans	47,599	877,127	47,599	904,497	904,497	877,127	554,572
Health and Welfare Benefits	—	—	—	24,639	36,959	—	—
Excise Tax Gross-Up	—	—	—	—	3,288,699	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—

The following table shows the potential payments upon termination or a change in control of the Company for Frederick D. Kuester.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	2,951,982	4,427,973	—	—
Additional Pension Credited Service	—	—	—	1,605,152	2,060,600	—	—
Additional 401(k) and EDCP Match	—	—	—	88,559	132,839	—	—

Long-Term Incentive Compensation:
Performance Units	—	487,256	—	1,034,628	1,034,628	1,034,628	1,034,628
Restricted Stock	—	859,975	—	859,975	859,975	859,975	859,975
Options	—	2,084,575	—	2,084,575	2,084,575	2,084,575	2,084,575

Benefits & Perquisites:
Retirement Plans	46,191	3,380,297	46,191	2,773,762	2,873,708	3,380,297	1,265,448
Health and Welfare Benefits	—	—	—	24,639	36,959	—	—
Excise Tax Gross-Up	—	—	—	—	4,567,561	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—

The following table shows the potential payments upon termination or a change in control of the Company for James C. Fleming.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	1,360,012	2,040,018	—	—
Additional Pension
Credited Service	—	—	—	280,000	420,000	—	—
Additional 401(k) and EDCP Match	—	—	—	40,800	61,201	—	—

Long-Term Incentive Compensation:
Performance Units	—	127,978	—	374,934	374,934	374,934	374,934
Restricted Stock	—	121,213	—	121,213	121,213	121,213	121,213
Options	—	598,875	—	598,875	598,875	598,875	598,875

Benefits & Perquisites:
Retirement Plans	11,588	147,487	11,588	144,336	146,554	147,487	140,000
Health and Welfare Benefits	—	—	—	24,639	36,959	—	—
Excise Tax Gross-Up	—	—	—	—	1,383,595	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—

DIRECTOR COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to each of WEC’s non-employee directors during 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Name	Fees Earned or Paid In Cash	Stock Awards(3)(4)(5)	Option Awards(6)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(7)		Total
	($)	($)	($)	($)	($)	($)		($)
John F. Ahearne	75,850	65,000	—	—	—	23,374		164,224
John F. Bergstrom	68,350	65,000	—	—	—	18,533		151,883
Barbara L. Bowles	71,550	65,000	—	—	—	16,973		153,523
Patricia W. Chadwick(1)	29,800	10,833	—	—	—	19,843		60,476
Robert A. Cornog	60,300	65,000	—	—	—	37,747		163,047
Curt S. Culver	62,600	54,167	—	—	—	13,194		129,961
Thomas J. Fischer	59,550	32,500	—	—	—	22,717		114,767
Ulice Payne, Jr.	65,400	65,000	—	—	—	9,297		139,697
Frederick P. Stratton, Jr.	59,850	65,000	—	—	—	42,771		167,621
George E. Wardeberg(2)	40,500	130,000	—	—	—	20,608	(8)	191,108

(1)	On June 26, 2006, the Board of Directors increased the number of directors constituting the whole Board from nine to ten and elected Patricia W. Chadwick to fill the vacancy on the Board.
(2)

Mr. Wardeberg did not stand for re-election to the Board of Directors in May 2006. On May 4, 2006, the Compensation Committee approved the acceleration of all of Mr. Wardeberg’s unvested restricted stock, consisting of 5,692 shares of restricted stock. Mr. Wardeberg was the Vice Chairman of Wisconsin Energy, Wisconsin Electric and Wisconsin Gas Boards of Directors from 2000 to 2002.

(3)

Except as described in this note (3), the amounts reported reflect the amounts recognized for financial statement reporting purposes in our 2006 consolidated financial statements in accordance with SFAS 123R for annual restricted stock awards made to directors in 2004, 2005 and 2006. Each restricted stock award vests in full on the third anniversary of the grant date. We made certain assumptions in our valuation of the restricted stock awarded to the directors. See Note J — Common Equity in the Notes to Consolidated Financial Statements in our 2006 Annual Report on Form 10-K for a description of these assumptions (which Note is also included in the 2006 Annual Financial Statements and Review of Operations).

(4)	The grant date fair value of each award made in 2006 determined in accordance with SFAS 123R is $65,000.
(5)

Directors held the following number of shares of restricted stock as of December 31, 2006: Dr. Ahearne (5,783), Mr. Bergstrom (5,783), Ms. Bowles (5,783), Ms. Chadwick (837), Mr. Cornog (5,783), Mr. Culver (4,767), Mr. Fischer (2,521), Mr. Payne (5,783) and Mr. Stratton (5,783).

(6)

Directors held the following number of options to purchase Wisconsin Energy common stock as of December 31, 2006, all of which are exercisable: Dr. Ahearne (13,000), Mr. Bergstrom (26,000), Ms. Bowles (26,000), Mr. Cornog (26,000), Mr. Payne (10,000), Mr. Stratton (23,000) and Mr. Wardeberg (250,000).

(7)	All amounts represent costs for the Directors’ Charitable Awards Program.
(8)

Mr. Wardeberg, in connection with his retirement as an officer of the Company in 2002, also received pension payments in the amount of $88,526 (constitutes five months of payments). In addition, during the first five months of 2006, Wisconsin Energy recognized an expense of $14,138 related to Mr. Wardeberg’s participation in the Death Benefit Only Plan provided to officers.

Compensation of the Board of Directors

During 2006, each non-employee director received an annual retainer fee of $36,000. Non-employee chairs of Board committees received a quarterly retainer of $1,250. Non-employee directors received a fee of $1,500 for each Board or committee meeting attended. In addition, each non-employee director received a per diem fee of $1,250 for travel on Company business for each day on which a Board or committee meeting was not also held, and the Company reimbursed non-employee directors for all out-of-pocket travel expenses (which reimbursed amounts are not reflected in the table above). Non-employee directors were paid $300 for each signed, written unanimous consent in lieu of a meeting. The lead nuclear director received a quarterly retainer of $1,250, an attendance fee of $1,500 for each business meeting/site visit and a per diem fee of $1,250 for travel on Company business for each day on which a business meeting/site visit was not also held. Each non-employee director also received on January 3, 2006, the 2006 annual stock compensation award in the form of restricted stock equal to a value of $65,000, with all shares vesting three years from the grant date. Employee directors do not receive these fees. Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

Non-employee directors may defer all or a portion of director fees pursuant to the Directors’ Deferred Compensation Plan. Deferred amounts can be credited to any of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director’s service to WEC and its subsidiaries. The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Although WEC directors also serve on the Wisconsin Electric and Wisconsin Gas boards and their committees, a single annual retainer fee was paid and only a single attendance fee was paid for meetings held on the same day. Fees were allocated among WEC, Wisconsin Electric and Wisconsin Gas based on services rendered.

The Company has a Directors’ Charitable Awards Program to help further its philosophy of charitable giving. Under the program, the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, upon the director’s death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. There is a vesting period of three years of service on the Board required for participation in this program. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations mitigates the net cost to the Company.

Effective January 1, 2007, the Compensation Committee determined that the compensation components should be modified. In general, non-employee directors will no longer receive fees for attendance at Board and committee meetings or for signed, written unanimous consents in lieu of meetings or receive per diem fees for travel on Company business. In lieu of these fees, the retainer fees will be increased. For 2007, each non-employee director will receive an annual retainer fee of $75,000, payable in cash in one installment. Non-employee chairs of Board committees will continue to receive a quarterly retainer of $1,250, except the chair of the Audit and Oversight Committee and the lead nuclear director will each receive a quarterly retainer of $1,875. Each non-employee director will also receive an annual grant of restricted stock equal to a value of $75,000. Each non-employee director received this grant on January 3, 2007. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007; current participants are grandfathered.

WEC COMMON STOCK OWNERSHIP

Directors, Nominees and Executive Officers. The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer and all of the directors and executive officers as a group as of February 15, 2007. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of February 15, 2007. Included are shares owned by each individual’s spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC’s Stock Plus Investment Plan and 401(k) plan. None of these persons beneficially owns more than 1% of the outstanding common stock.

	Shares Beneficially Owned(1)
Name	Shares Owned(2)(3)(4)(5)	Option Shares Exercisable Within 60 Days		Total
John F. Ahearne	13,587	13,000		26,587
John F. Bergstrom	8,267	26,000		34,267
Barbara L. Bowles	10,122	26,000		36,122
Patricia W. Chadwick	2,408	—		2,408
Robert A. Cornog	13,003	26,000		39,003

Curt S. Culver	6,338	—		6,338
Thomas J. Fischer	6,993	—		6,993
James C. Fleming	2,230	—		2,230
Gale E. Klappa	38,455	450,000		488,455
Frederick D. Kuester	22,194	350,000		372,194

Allen L. Leverett	9,444	350,000		359,444
Ulice Payne, Jr.	6,391	10,000		16,391
Larry Salustro	28,867	535,000		563,867
Frederick P. Stratton, Jr.	13,867	23,000		36,867

All directors and executive officers as a group (17 persons)	213,244	2,052,716	(6)	2,265,960	(7)

(1)

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)

Certain directors, named executive officers and other executive officers also hold share units in the WEC phantom common stock account under WEC’s deferred compensation plans as indicated: Mr. Bergstrom (9,561), Mr. Cornog (15,329), Mr. Culver (4,889), Mr. Fleming (511), Mr. Kuester (2,605), Mr. Salustro (3,192), Mr. Stratton (11,426) and all directors and executive officers as a group (57,246). Share units are intended to reflect the performance of WEC common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this note because they represent an additional economic interest of the directors, named executive officers and other executive officers tied to the performance of WEC common stock.

(3)

Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Bergstrom (3,000), Mr. Cornog (5,007), Mr. Stratton (4,600) and all directors and executive officers as a group (12,607).

(4)

Certain directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Dr. Ahearne (5,267), Mr. Bergstrom (5,267), Ms. Bowles (5,267), Ms. Chadwick (2,408), Mr. Cornog (5,267), Mr. Culver (6,338), Mr. Fischer (4,092), Mr. Fleming (2,043), Mr. Klappa (30,171), Mr. Kuester (18,119), Mr. Leverett (8,361), Mr. Payne (5,267), Mr. Salustro (18,504), Mr. Stratton (5,267) and all directors and executive officers as a group (136,155).

(5)	None of the shares beneficially owned by the directors, named executive officers and all directors and executive officers as a group are pledged as security.
(6)	Option shares listed include options granted by WICOR, Inc. which were converted to WEC stock options on the effective date of the acquisition of WICOR, Inc.
(7)	Represents 1.9% of total WEC common stock outstanding on February 15, 2007.

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC common stock, based on the information they have reported. This information is based upon the Forms 13G filed in February 2007 and reflects stock holdings as of December 31, 2006.

	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
Name and Address	Sole	Shared	Sole	Shared
AXA Financial, Inc. (1) 1290 Avenue of the Americas New York, NY 10104	5,841,277	1,575,969	9,508,759	0	9,508,759	8.1%

FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	248,204	0	8,122,654	0	8,122,654	6.944%

Pzena Investment Management, LLC 120 West 45th Street, 20th Floor New York, NY 10036	4,789,513	0	8,408,538	0	8,408,538	7.19%

(1)

AXA Financial, Inc. is a parent holding company and part of a “group” as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934. Other members of the group are AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle and AXA.

(2)

FMR Corp. is a parent holding company. The reported beneficial ownership of FMR Corp. consists of: (a) Fidelity Management & Research Company (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of 7,969,150 shares, of which FMR Corp. and Edward C. Johnson III have sole power to dispose of the shares; (b) Strategic Advisers, Inc. (a wholly owned subsidiary of FMR Corp.) is the beneficial owner of 4,204 shares, of which FMR Corp. has sole dispositive power and the power to vote or direct the voting; (c) Pyramis Global Advisors Trust Company (an indirect wholly owned subsidiary of FMR Corp.) is the beneficial owner of 63,800 shares, of which FMR Corp. and Edward C. Johnson III has sole dispositive power and the power to vote or direct the voting; and (d) Fidelity International Limited (FIL), of which Mr. Johnson is chairman but which is a separate corporate entity from FMR Corp., is the beneficial owner of 85,500 shares. Members of Mr. Johnson’s family are the predominant owners of Class B shares of FMR Corp. representing 49% of the voting power of FMR Corp. and all Class B shareholders have entered into a shareholders’ agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. As such, members of Mr. Johnson’s family may be deemed to be members of a controlling group with respect to FMR Corp. FMR Corp. and FIL are of the view that they are not acting as a group and that they are not otherwise required to attribute beneficial ownership of the Company’s common stock to one another. Members of the family of Edward C. Johnson III, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons owning more than ten percent of WEC’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2006 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2006 were complied with in a timely manner, except that one transaction in the Directors’ Deferred Compensation Plan representing the deferral of director fees by Mr. Culver, was inadvertently reported late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to an agreement with WEC, Fidelity Management Trust Company (Fidelity), a wholly-owned subsidiary of FMR Corp., holds and invests the assets of the Wisconsin Energy Corporation Employee Retirement Savings Plan (Plan). Fidelity has managed the Plan’s assets since 1992. FMR Corp. became a beneficial holder of more than 5% of WEC common stock, exclusive of shares held in the Plan, in 2003. Pursuant to the terms of its agreement with Fidelity, the Company may be required to make payments to Fidelity and/or its affiliates directly; however, it is not currently required to do so. Fidelity and its affiliates are currently compensated through the customary management fees collected by Fidelity’s affiliated mutual funds in which some of the Plan’s assets are invested.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Anne K. Klisurich, at the Company’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201. The WEC consolidated financial statements and certain other information found in the Form 10-K are provided in our 2006 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC’s other filings with the Securities and Exchange Commission, is also available in the “Investor Relations” section of the Company’s website at www.wisconsinenergy.com.

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/wec		Toll free: 1-866-430-8291

• Go to the website address listed above.		• Use any touch-tone telephone.		• Mark, sign and date your proxy card.
• Have your proxy card ready.	OR	• Have your proxy card ready.	OR	• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage- paid envelope provided.

Your vote is important. Please vote immediately.

☐	Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

		Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” Items 1 and 2.						Where no voting instructions are given, the shares represented by your proxy will be voted “FOR” Items 1 and 2

1.	Election of Directors

	FOR ALL	☐ WITHHOLD FOR ALL	☐	EXCEPTIONS	☐	Check here if you plan to attend the annual meeting.	☐

Nominees:		01 - John F. Ahearne 02 - John F. Bergstrom 03 - Barbara L. Bowles 04 - Patricia W. Chadwick	05 - Robert A. Cornog 06 - Curt S. Culver 07 - Thomas J. Fischer 08 - Gale E. Klappa		09 - Ulice Payne, Jr. 10 - Frederick P. Stratton, Jr.	Please remember to bring your Admission Ticket to the meeting.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)						To change your address, please mark this box.	☐

			FOR	AGAINST	ABSTAIN

2.	Ratification of Deloitte & Touche LLP as		☐	☐	☐
	independent auditors for 2007.					S C A N L I N E

Please sign exactly as name(s) appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

______________________ ______________________
Date Stockholder sign here Co-Owner sign here

Wisconsin Energy Corporation

Annual Meeting of Stockholders

Thursday, May 3, 2007 — 10 a.m. Central time

The Pabst Theater

144 East Wells Street

Milwaukee, WI 53202

If you plan to attend in person, please check the box on the reverse side and bring the ADMISSION TICKET located in your proxy statement with you to the meeting. A map showing the location of the Annual Meeting site is located on the Admission Ticket.

Wisconsin Energy Corporation Proxy / Voting Instructions for the Annual Meeting of Stockholders
May 3, 2007

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 3, 2007. Your shares of stock will be voted as you specify on the reverse side of this card. If no choice is specified, your PROXY will be voted “FOR” Items 1 and 2, and in the discretion of the proxy holder, on any other matter which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint James C. Fleming and Anne K. Klisurich, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

1. Election of John F. Ahearne, John F. Bergstrom, Barbara L. Bowles, Patricia W. Chadwick, Robert A. Cornog, Curt S. Culver, Thomas J. Fischer, Gale E. Klappa, Ulice Payne, Jr., and Frederick P. Stratton, Jr. as Directors.

2. Ratification of Deloitte & Touche LLP as independent auditors for 2007.

If you hold Wisconsin Energy Corporation common shares in Wisconsin Energy Corporation’s Stock Plus Investment Plan or a 401(k) plan under the Wisconsin Energy Corporation Master Trust, this proxy constitutes voting instructions for any shares so held by the undersigned.

WISCONSIN ENERGY CORPORATION P.O. BOX 11468 NEW YORK, N.Y. 10203-0468

SEE REVERSE SIDE. We encourage you to vote by the Internet or by telephone. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark any voting boxes.